Exhibit 4.3

Portfolio D Aircraft Sale and Purchase Option - FLY
EXECUTION VERSION

DATED 26 APRIL 2018
but having effect as between the parties as of
28 February 2018

ASIA AVIATION CAPITAL LIMITED
AS SELLER

FLY ALADDIN HOLDINGS LIMITED
AS PURCHASER

AND

AIRASIA BERHAD
AS GUARANTOR

AIRCRAFT SALE AND PURCHASE OPTION AGREEMENT
IN RESPECT OF
NEW AIRBUS A320-200 NEO AIRCRAFT
AND
NEW AIRBUS A321-200 NEO AIRCRAFT

MILBANK, TWEED, HADLEY & McCLOY LLP
Singapore

Schedule 1	Form of Bills of Sale	53
Part A	Form of Seller Bill of Sale	53
Part B	Form of BFE Bill of Sale	54
Part C	Form of Seller Acceptance Certificate	56
Part D	Form of Airbus Bill of Sale	57

Schedule 2	Seller Standard Specification	59
Part A	A320 NEO Aircraft	59
Part B	A321 NEO Aircraft	61
Part C	Seller BFE List	63
Part D	Seller SCN List	65

Schedule 3	Form of Purchase Agreement Assignment	72

Schedule 4	Pre-Delivery Procedure	81

Schedule 5	Participation Indemnity Letter	83

Schedule 6	Participation Letter for Advisers	86

(i)

THIS AIRCRAFT PURCHASE OPTION AGREEMENT is made on ___ April 2018 but has effect as between the Parties as of 28 February 2018

BETWEEN:

(1)
ASIA AVIATION CAPITAL LIMITED, a company incorporated and existing under the Labuan Companies Act 1990 of Malaysia with its registered office at Unit Level 11 (A), Main Office Tower, Financial Park Labuan, Jalan Merdeka, 87000 Federal Territory of Labuan, Malaysia (“Seller”);

(2)
FLY ALADDIN HOLDINGS LIMITED, a private company limited by shares incorporated and existing under the laws of Ireland with its registered office at West Pier Business Campus, Dun Laoghaire, Co. Dublin A96 N6T7, Ireland and registered number 621582 (“Purchaser”); and

(3)
AIRASIA BERHAD (Company Registration No. 284669-W), a company incorporated and existing under the laws of Malaysia with its registered office at B-13-15, Level 13, Menara Prima Tower B, Jalan PJU 1/39, Dataran Prima, 47301 Petaling Jaya, Selangor Darul Ehsan, Malaysia (“Guarantor” or “AAB”).

RECITALS:

(A)	Pursuant to the Airbus Purchase Agreement, Airframe Manufacturer agreed to sell and AAB as purchaser agreed to purchase, inter alia, the Aircraft;

(B)	Pursuant to the Purchase Agreement Assignment, AAB as assignor agreed to assign certain of its rights under the Airbus Purchase Agreement in respect of the Aircraft to Seller, as assignee;

(C)
Seller has agreed to grant an option to Purchaser to purchase the Aircraft and Purchaser has agreed that if it chooses to exercise the Purchase Option in respect of an Aircraft that it will purchase such Option Aircraft, on the terms and conditions contained in this Agreement;

(D)	Seller and Purchaser have agreed that, following exercise of a Purchase Option, title to the applicable Aircraft will be transferred by:

(i)	Airframe Manufacturer to Seller pursuant to the Airbus Bill of Sale (as contemplated by the Purchase Agreement Assignment and Airframe Manufacturer Consent and Agreement); and

(ii)	Seller to Purchaser (or the relevant Purchaser Nominee) pursuant to the Seller Bill of Sale (as contemplated by this Agreement);

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement (including the Recitals) save where the context otherwise requires capitalised terms and expressions used herein shall have the meanings given to them below:

“2019 Option Aircraft” has the meaning given to it in Clause 2.1(b)(i).

“A320 NEO Aircraft” means any or all, as the context requires, of the Airbus model A320-200 NEO Aircraft that are the subject of this Agreement.

“A320 NEO Aircraft Base Price” means the amount set forth in a document to be in the agreed form.

“A321 NEO Aircraft” means any or all, as the context requires, of the Airbus model A321-200 NEO Aircraft that are the subject of this Agreement.

“A321 NEO Aircraft Base Price” means the amount set forth in a document to be in the agreed form.

“AAG” has the meaning given to the term in Clause 11.7.

“Acceptance Certificate” means each of the Airbus Acceptance Certificate and the Seller Acceptance Certificate (together the “Acceptance Certificates”).

“Accession Deed” means the Accession Deed substantially in the form appended at Schedule 11 of the Share Purchase Agreement with any necessary consequential amendments in respect of this Agreement.

“Actual Specification” means the Specification installed on the Aircraft at Delivery.

“Adjusted Purchase Price” has the meaning given to it in Clause 5.1.

“Affected Aircraft” has the meaning given to such term in Clause 4.5.

“Affected Persons” has the meaning given to that term in Clause 12.4(a).

“Affiliate” means, in relation to any person, any subsidiary undertaking or parent undertaking of that person and any subsidiary undertaking of any such parent undertaking, in each case from time to time.

“Affiliate Airline” shall mean any airline in respect of which AAB (i) has direct or indirect ownership or control and “control” for this purpose means the power to direct the management and the policies of such airlines whether through the ownership of voting capital, by contract or otherwise; or (ii) owns directly more than thirty percent (30%) of the voting capital; or holds more than thirty percent (30%) of the directors' voting rights; or by contractual arrangement is entitled to exercise more than thirty percent (30%) of the voting capital or directors' voting rights; and such airline is engaged as its primary business as a scheduled airline primarily involved in the carriage of passengers.  Without prejudice to the requirement that clause (i) or (ii) above must be satisfied at the relevant time, as of the date of this Agreement it is acknowledged that the following entities satisfy the above requirements: AirAsia X Berhad, Thai AirAsia X Co., Ltd., Thai AirAsia Co., Ltd., PT. Indonesia AirAsia, PT Indonesia AirAsia Extra, AirAsia (India) Limited, AirAsia Japan Co., Ltd., Philippines AirAsia Inc. and AirAsia, Inc.

“Aggregate Aircraft” means up to an aggregate of fifty (50) Aircraft and Other Aircraft

“Agreed BFE List” means (a) with respect to each Seller Specification Aircraft, the Seller BFE List and (b) with respect to each Purchaser Specification Aircraft, the Purchaser BFE List.

“Agreed SCN List” means (a) with respect to each Seller Specification Aircraft, the Seller SCN List and (b) with respect to each Purchaser Specification Aircraft, the Purchaser SCN List.

“Agreement” means this aircraft purchase option agreement together with the Recitals and Schedules hereto (which form an integral part hereof) as originally executed by the parties hereto, as the same may be amended, modified, novated, replaced or supplemented from time to time.

“Airbus Acceptance Certificate” means in respect of an Aircraft, the aircraft delivery receipt executed by Seller, upon delivery of such Aircraft under the Purchase Agreement Assignment in favour of Airframe Manufacturer.

“Airbus Bill of Sale” means, in respect of an Aircraft, the bill of sale executed or to be executed by Airframe Manufacturer in favour of Seller in accordance with the Airbus Purchase Agreement (in respect of which certain rights were assigned pursuant to the relevant Purchase Agreement Assignment) in the form attached as Part D of Schedule 1 but subject to any amendments from time to time requested by Airframe Manufacturer.

“Airbus Purchase Agreement” means the aircraft purchase agreement dated 23 June 2011 entered into between AAB and Airframe Manufacturer in respect of, inter alia, the Aircraft as amended, restated and supplemented from time to time.

“Aircraft” means the Aggregate Aircraft as identified by Purchaser to Seller from time to time pursuant to a Purchase Option Notice, and includes, where the context admits, a separate reference to each of the airframe, engines and parts installed on the Aircraft at Delivery and the related aircraft documents, and unless otherwise provided herein, shall mean the Aircraft as a whole and any part thereof.

“Airframe Manufacturer” means Airbus S.A.S.

“Airframe Manufacturer Consent and Agreement” means, in respect of an Aircraft, a notice, acknowledgement and consent and agreement relating to such Aircraft whereby Airframe Manufacturer consents to the Purchase Agreement Assignment, in the form appended to the Purchase Agreement Assignment.

“Airframe Manufacturer Warranties” means the standard airframe warranties provided by Airframe Manufacturer in respect of (i) Warranties and Service Life Policy and (ii) Patent and Copyright Indemnity.

“Airframe Warranties Agreement” means the airframe warranties agreement from the Airframe Manufacturer in favour of Purchaser (or the relevant Purchaser Nominee) and relevant Operator.

“BBAM Parties” means BBAM Limited Partnership and its Affiliates, and any Person managed or serviced exclusively by BBAM or any of its Affiliates, including, without limitation, the Purchaser, the Other Purchaser and their respective Affiliates provided that a “BBAM Party” shall not be competitor airline (or an affiliate thereof) of AAB or an Affiliate Airline (meaning that an airline operates a comparable service to that of AAB or an Affiliate Airline on at least fifty per cent. (50%) of the routes operated by AAB, the relevant Lessee or such Affiliate Airline) (each a “BBAM Party”).

 “BFE” means, in respect of an Aircraft, the buyer furnished equipment to be procured by Seller in accordance with Clause 2.4 and installed on the relevant Aircraft on the Delivery Date including the Agreed BFE List.

“BFE Bill of Sale” means, in respect of an Aircraft, the bill of sale relating to and attaching a list of BFE installed on the relevant Aircraft at the time of Delivery to be executed by AAB in favour of Manufacturer and dated the relevant Delivery Date in the form attached as Part B of Schedule 1 but subject to any amendments from time to time requested by the Airframe Manufacturer.

“Bill of Sale” means each of the Airbus Bill of Sale, the Seller Bill of Sale and the BFE Bill of Sale (together, the “Bills of Sale”).

“Business Day” means a day on which commercial banks are open for business in Kuala Lumpur, Malaysia, New York, New York and San Francisco, California (excluding Saturdays, Sundays and public holidays in Kuala Lumpur, Malaysia, New York, New York and San Francisco, California).

“Cape Town Convention” means, together, the Convention on International Interests in Mobile Equipment and the Protocol thereto on matters specific to Aircraft Equipment.

“CFM General Terms Agreement” means the general terms agreement no. CFM-04-0015 dated 26 May 2005 entered into by the Engine Manufacturer and AAB providing, amongst other things, for support by the Engine Manufacturer to AAB in relation to, inter alia, the Engines and the product support plan, inter alia, for the Engines, as the same may be amended from time to time, but excluding all letter agreements thereto, except LA#5 dated 23 June 2011 to the General Terms Agreement.

 “Cut-Off Date” has the meaning given to that term in Clause 2.2(b).

“Default Rate” means three point five percent (3.5%) over LIBOR.

“Delivery” means, in respect of an Aircraft, the sale and purchase of, and transfer of title to, that Aircraft in accordance with this Agreement, the Purchase Agreement Assignment, the Airbus Bill of Sale and the Seller Bill of Sale.

“Delivery Date” means, in respect of an Aircraft, the date on which Delivery of that Aircraft occurs which for the avoidance of doubt shall be a Business Day.

“Delivery Location” means, in respect of an Aircraft, either of Airframe Manufacturer’s delivery centres located at Blagnac, France, Hamburg, Germany, Tianjin, China (but only at a location in the Tianjin Airport Economic Area of China (Tianjin) Pilot Free Trade Zone), or such other location agreed between Seller and Purchaser and as notified to Purchaser in the relevant Delivery Notice.  Notwithstanding the foregoing, and not in limitation of the other provisions of this Agreement, should Seller or Purchaser determine based on advice of international tax counsel that the Delivery Location specified above in Tianjin, China is not expected to be a location in which Taxes would not be imposed in respect of a relevant Delivery, such location shall no longer be included as a “Delivery Location” specified above.

“Delivery Notice” has the meaning given to it in 6.1.

“Delivery Schedule” means the delivery schedule for the Aggregate Aircraft to be delivered in accordance with this Agreement and the Other Option Agreement set out in Clause 2.1(b).

“Dispute” has the meaning given to it in Clause 17.2(a).

“Dollars” means United States Dollar, being the lawful currency of the United States of America.

“Effective Time” means, in respect of an Aircraft, the time at which Delivery of that Aircraft shall occur.

“Engine” or “Engines” means, in respect of an Aircraft, any or all, as the context may require, of (a) in respect of the A320 NEO Aircraft, the two (2) CFM International LEAP-1A26 aircraft engines and (b) in respect of the A321 NEO Aircraft, the two (2) CFM International LEAP-1A32 aircraft engines.

“Engine Manufacturer” means CFM International Inc.

“Engine Manufacturer Warranties” means, insofar as they may relate to the Engines, the Engine Manufacturer’s New Engine Warranty, New Parts Warranty, Ultimate Life Warranty and Campaign Change Warranty, as defined and set forth in Section I, Exhibit A, Engine Warranty Plan, which forms a part of the CFM General Terms Agreement and as limited by the applicable terms of the CFM General Terms Agreement.

“Engine Warranties Agreement” means the engine warranties agreement between Seller, Purchaser (or, as applicable, the relevant Purchaser Nominee) and relevant Operator and consented to by Engine Manufacturer.

“Existing Financing” has the meaning given to it in the Share Purchase Agreement.

“Final Delivery Date” means, with respect to an Aircraft the final delivery date for an Aircraft to be delivered by Airframe Manufacturer being six (6) months after the Scheduled Delivery Date.

“Final Judgment” has the meaning given to that term in Clause 12.4(c).

“Final Option Aircraft” has the meaning given to that term in Clause 2.1(b)(iii).

“Governmental Authority” means any supranational, national, federal, state, municipal, regulatory or local court, administrative body or other governmental or quasi-governmental entity or authority, or any stock exchange, wherever located.

“Gross Profits” means, in respect of an Aircraft, the difference between (i) appraised value of such Aircraft, based upon the “Lease Encumbered Current Market Value” of such Aircraft on such Aircraft’s Scheduled Delivery Date, as determined on the date of this Agreement pursuant to ISTAT-approved appraisal procedures by an ISTAT-approved appraiser; and (ii) the Purchase Price of that Aircraft (provided that (i) is greater than (ii) and, otherwise, Gross Profits shall be zero).

“Initial Transfer” has the meaning given to it in the Share Purchase Agreement.

 “International Registry” means the International Registry established pursuant to the Cape Town Convention.

“Law” means any statute, act, code, law (including common law and equity), regulation, rule, ordinance, order, decree, ruling, determination, judgment or decision of any Governmental Authority.

“LIBOR” means in relation to any period, the arithmetic mean (rounded to the nearest four decimal places) of the rates for deposits in Dollars for that period as posted by the British Bankers’ Association that appear on Bloomberg as of 11:00 a.m. London time on the second Business Day before the first day of the relevant period, provided that, if such rates are not available, LIBOR shall mean the rate for deposits of an amount comparable to the relevant amount in Dollars for that period determined to be the arithmetic mean (rounded to the nearest four decimal places) of the rates offered at or about 11:00 a.m. London time on the second Business Day before the first day of the relevant period by any two leading commercial banks selected by the non-breaching party.

“Long Stop Date” has the meaning given to it in the Share Purchase Agreement.

 “Losses” means all losses, liabilities, third party cost or expense reasonably and actually incurred and “Loss” shall be construed accordingly.

“Manufacturer” means each of Airframe Manufacturer and Engine Manufacturer (together, the “Manufacturers”).

“Manufacturer Commitment Letter” shall mean, for each Aircraft, the commitment letter, if any to be provided by Airframe Manufacturer (and, if applicable, Engine Manufacturer) to Seller on or about the Delivery Date for that Aircraft, which sets forth (a) the non-conformities or deviations (if any) between the condition of that Aircraft and the applicable Specification for that Aircraft and (b)  the remedies for each such unrectified non-conformities or deviations.

“Manufacturer SCN” has the meaning given to that term in Schedule 4.

“Material Damage” has the meaning given to such term or such equivalent term in the Airbus Purchase Agreement.

“Model Specification” means (a) with respect to the A320 NEO Aircraft, the specifications set forth in sections 1-18 of Part A of Schedule 2 and (b) with respect to the A321 NEO Aircraft, the specifications set forth in sections 1-19 of Part B of Schedule 2.

“Net Profits” means, in respect of an Aircraft, the Gross Profits in respect of that Aircraft minus all costs and expenses that Purchaser would have incurred under or in connection with the purchase of that Aircraft, the leasing of that Aircraft to Lessee or otherwise in connection with that Aircraft.

“Notice” has the meaning given to it in Clause 15.

“Operator” means, in respect of an Aircraft, the Person that Purchaser identifies as the Operator in respect of such Aircraft in writing to Seller from time to time.

“Option Aircraft” has the meaning given to it in Clause 2.2(a).

“Original” has the meaning given to that term in Clause 12.4(a).

“Other Aircraft” has the meaning given to the term “Aircraft” in the Other Option Agreement.

“Other Option Agreement” means that certain aircraft sale and purchase option agreement dated as of the date hereof between Seller, AAB and Other Purchaser.

“Other Portfolio C Agreement” means the aircraft sale and purchase agreement dated on or about the date hereof between Seller, AAB and Other Purchaser.

“Other Purchaser” means Incline Aladdin Holdings Limited as purchaser in the Other Option Agreement.

 “Owner Amount” means the purchase price for the relevant Aircraft under the Airbus Purchase Agreement.

“Participation Indemnity Letter” means with respect to each Aircraft, the indemnity letter in connection with, and to be dated on or about the date of the Participation Letter in the form set out in Schedule 5 but subject to any amendments from time to time requested by Airframe Manufacturer.

"Part” means, whether or not installed on the Aircraft any component, furnishing or equipment (other than a complete Engine) furnished with the Aircraft on the Delivery Date.

“Participation Letter” means with respect to each Aircraft, the participation letter for advisors from Seller or AAB to the Airframe Manufacturer naming those individuals who will attend the inspection referred to in the Pre-delivery Procedure on behalf of the Purchaser (or the relevant Purchaser Nominee) and the relevant Operator in the form set out in Schedule 6 but subject to any amendments from time to time requested by Airframe Manufacturer.

“Party” means a party to this Agreement.

“Payment Direction Letter” means, in respect of an Aircraft, a letter so entitled between Purchaser (or the relevant Purchaser Nominee) and Seller and/or AAB evidencing the Purchase Price.

“Replacement Notice” has the meaning given to that term in Clause 8.1(b).

“Permitted Circumstance” has the meaning given to that term in Clause 12.4(a).

“Person” means any natural person, company, corporation, body corporate, limited liability partnership, partnership, business trust or unincorporated body (whether or not having separate legal personality) and that person’s personal representatives, successors and permitted assigns.

“Portfolio C Agreement”  means the aircraft sale and purchase agreement dated on or about the date hereof between Seller, AAB and Purchaser.

“Pre-delivery Inspections” has the meaning given to it in  Schedule 4.

“Pre-delivery Procedure” means the procedure set out in Schedule 4.

“Proceedings” has the meaning given to it in Clause 17.2(c).

“Purchase Agreement Assignment” means, in respect of an Aircraft, the purchase agreement assignment in respect of the Airbus Purchase Agreement relating to that Aircraft to be entered into between AAB as assignor and Seller as assignee and as consented to by Airframe Manufacturer, in the form set out in Schedule 3 (Form of Purchase Agreement Assignment) but subject to any amendments from time to time requested by Airframe Manufacturer.

“Purchase Option” has the meaning given to it in Clause 2.1(a).

“Purchase Option Exercise Date” means in relation to each Option Aircraft the earliest of the date of (i) confirmation from Airframe Manufacturer under Clause 2.2(d) (ii) confirmation from Airframe Manufacturer under Clause 2.2(g) and (iii) the Purchaser Confirmation.

“Purchase Option Notice” has the meaning given to it in Clause 2.2(a).

“Purchase Price” means the Seller Specification Purchase Price or the Adjusted Purchase Price as may be applicable.

Purchaser BFE List” means the list of BFE notified to Seller by Purchaser in the Purchase Option Notice with respect to such Option Aircraft or as otherwise notified to Purchaser pursuant to Clause 3.2(b).

“Purchaser Conditions Precedent” means those conditions precedent set out in Clause 10.1.

“Purchaser Confirmation” has the meaning given to such terms in Clause 2.2(h).

“Purchaser Delivery Month” has the meaning given to such terms in Clause 2.2(c).

“Purchaser Group Undertaking” has the meaning given to it in the Share Purchase Agreement.

“Purchaser Nominee” means any BBAM Party which: (a) complies with the Seller’s know your customer checks and due diligence and (b) is capable of entering into the Relevant Documents to which it is or will be a party and giving the representations required thereunder.

“Purchaser Payment Obligation and Indemnity” has the meaning given to that term in Clause 12.2.

“Purchaser SCN List” means the list of SCN notified to Seller by Purchaser in the Purchase Option Notice with respect to such Option Aircraft or as otherwise notified to Purchaser pursuant to Clause 3.2(b).

“Purchaser SCN Notice” has the meaning given to it in Clause 3.2(b).

“Purchaser Specification” means, in respect of an Aircraft, the Airbus Detailed Standard Specification Document including the Model Specification which is modified by and shall include all of the amendments to the specification, set out in the Purchase Option Notice, including the applicable Purchaser BFE List and the applicable Purchaser SCN List.

“Purchaser Specification Aircraft” means an Option Aircraft Delivered in the Purchaser Specification.

“Purchaser Specification Change” has the meaning given to it in Clause 3.2(d).

“Relevant Documents” means this Agreement, each Delivery Notice, each Participation Letter, each Participation Indemnity Letter, each Bill of Sale, each Acceptance Certificate, each Purchase Agreement Assignment, each Airframe manufacturer Consent and Agreement, each Engine Warranties Agreement, each Airframe Warranties Agreement, each Payment Direction Letter and all other documents, notices, consents, acknowledgements and certificates from time to time entered into pursuant thereto or in connection therewith and each other document designated as such in writing by the Parties (each, a “Relevant Document”).

“Relevant Purchaser Affiliate” has the meaning given to it in Clause 9.3.

“Relevant Seller Affiliate” has the meaning give to it in Clause 9.1(d).

“Replacement Aircraft” has the meaning given to it in Clause 4.5.

“Representatives” means:

(a)	in the case of Seller, each of its respective directors, officers, employees, agents, advisers and representatives; and

(b)	in the case of Purchaser, each of its respective directors, officers, employees, agents, advisers and representatives.

“Scheduled Delivery Date” means, in respect of an Aircraft, the date on which Delivery is scheduled to occur as notified to Purchaser by Seller in the Delivery Notice.

“Scheduled Delivery Month” has the meaning given to such term in Clause 9.5(i).

“Security Interest” means any charge, mortgage, security, lien, pledge, option, restriction, assignment, hypothecation, right of first refusal, right of pre-emption, claim, right, guarantee, preference or other security interest of any kind.

“Seller Acceptance Certificate” means in respect of each Aircraft, an acceptance certificate from Purchaser or Purchaser Nominee to Seller in the form attached as Part C of Schedule 1.

“Seller BFE List” means, in respect of each Aircraft, the BFE list set forth in 17.2(e)Schedule 2Part C of Schedule 2.

“Seller Bill of Sale” means in respect of an Aircraft, the bill of sale executed by Seller in favour of Purchaser (or dated the relevant Purchaser Nominee) and dated the relevant Delivery Date in the form attached as Part A of Schedule 1.

“Seller Conditions Precedent” means those conditions precedent set out in Clause 10.3.

“Seller Delivery Payment Amount” has the meaning given to it in Clause 5.2(b)(ii).

“Seller Indemnity” has the meaning given to it in Clause 12.2.

“Seller Model Specification” means, (a) with respect to the A320 NEO Aircraft, the specifications set forth in Part A of Schedule 2 and (b) with respect to the A321 NEO Aircraft, the specifications set forth in Part B of Schedule 2.

“Seller SCN List” means, (i) the SCN list set forth in Part D of Schedule 2 in respect of A320 NEO Aircraft; and (ii) the SCN list in respect of A321 NEO Aircraft notified by Seller to Purchaser by no later than 31 December 2018 (or such later period mutually agreed between Seller and Purchaser) which shall conform to, and shall contain an equal or greater standard and quantity of equipment and standard of systems and operations as, the SCN list set forth in Part D of Schedule 2 relating to A320 NEO Aircraft except as otherwise mutually agreed to by Purchaser and Seller, each acting reasonably.

“Seller Specification Aircraft” means an Option Aircraft Delivered in the Seller Standard Specification.

“Seller Specification Purchase Price” means the amount set forth in a document to be in the agreed form in respect of a Seller Specification Aircraft.

“Seller Standard Specification” means the Airbus Detailed Standard Specification Document which is modified by and shall include the Seller Model Specification set forth in Schedule 2, including the Seller SCN List and Seller BFE List.

“Share Purchase Agreement” means the share purchase agreement dated as of the date hereof between, amongst others, Seller, as vendor; AAB as vendor guarantor and Purchaser, as purchaser.

“Specification” means (a) the Seller Standard Specification or, (b) the Purchaser Specification, in each case, subject to the terms of this Agreement and consent from Airframe Manufacturer, as may be amended by any Purchaser Specification Changes incorporated into the relevant Aircraft prior to Delivery.

“Specification Change Notice” or “SCN” means, with respect to an Aircraft, an agreement between Seller and Airframe Manufacturer to amend the applicable Specification.

“Specification Failure” has the meaning given to in in Clause 3.3(a).

“Specification Non-Conformity” has the meaning given to it in Clause 3.4(a).

“Successful Enforcement Action” has the meaning given to it Clause 12.4(b).

“Tax” or “Taxes” means all forms of taxes and taxation, whether:

(a)	direct or indirect;

(b)	of Malaysia or elsewhere in the world;

(c)
levied in the past, present or future (including, without limitation, capital gains tax, income tax, estate duty, profits tax, stamp duty, goods and services tax, value added tax, purchase tax, custom and other import or export duties);

(d)
levied by reference to income, profits, gains, net wealth, asset values, turnover, added value or other reference and all other statutory, governmental or state impositions, contributions, rates, duties and levies; and

(e)	imposed by way of a withholding or deduction for or on account of tax or otherwise,

and all penalties, charges, costs and interest relating thereto.

“Tax Authority” means any governmental, state or municipality or any local, state, federal or other authority, body or official anywhere in the world exercising a fiscal, revenue, customs or excise function.

“Termination Fee” has the meaning given to it in Clause 4.10.

“Total Loss” means, with respect to any Aircraft or Engine, a total loss of such Aircraft or Engine.

“Unexercised Aircraft” means an Aircraft with respect to which the Purchase Option was not exercised by Purchaser prior to the applicable Cut-Off Date.

1.2	Interpretation

(a)	In this Agreement, unless the context otherwise requires, any reference to:

(i)	any statutory or other legislative provision shall be construed as including any statutory or legislative modification or re-enactment thereof, or any provision enacted in substitution therefor;

(ii)	“Seller”, “Purchaser”, “Purchaser Nominee” or “Operator” include any assignee or successor in title to such person;

(iii)	any deed, agreement or instrument shall include any such deed, agreement or instrument as may from time to time be amended, supplemented or substituted;

(iv)	an “agreement” also includes a concession, contract, deed, franchise, licence, treaty or undertaking (in each case, whether oral or written);

(v)	the “assets” of any Person shall be construed as a reference to the whole or any part of its business, undertaking, property, assets and revenues (including any right to receive revenues); and

(vi)
“month” is a reference to a period which starts on one day in a calendar month and ends on the day immediately preceding the numerically corresponding day in the next calendar month, except that if there is no numerically corresponding day in that next month it shall end on the last day of that next month (and references to “months” shall be construed accordingly).

(b)	Headings are for ease of reference only.

(c)	References in any Schedule to a Part or paragraph are references to a Part or paragraph of that Schedule, unless expressly specified to the contrary.

(d)	Where the context so admits, words importing the singular number only shall include the plural and vice versa, and words importing neuter gender shall include the masculine or feminine gender.

2.	AGREEMENT TO SELL AND PURCHASE

2.1	The Purchase Option

(a)	In respect of each Aircraft Seller hereby grants Purchaser an option (the “Purchase Option”) to purchase such Aircraft in accordance with the terms and conditions set forth in this Agreement.

(b)	Purchaser and Other Purchaser, collectively, shall have the right to exercise Purchase Options for:

(i)	up to eight (8) Aggregate Aircraft to be Delivered in the 2019 calendar year (the “2019 Option Aircraft”);

(ii)	up to eleven (11) Aggregate Aircraft to be Delivered in the 2020 calendar year; and

(iii)
up to thirty one (31) Aggregate Aircraft to be Delivered during the calendar years from 2021 to 2025 (inclusive) (the “Final Option Aircraft”) provided that a maximum number of ten (10) Final Option Aircraft can be Delivered during each calendar year from 2021 to 2025 (inclusive) subject to the Purchase Options for each Final Option Aircraft being exercised in accordance with Clause 2.2(b).

(c)
Nothing in this Agreement shall be construed to require that Purchaser exercise any number of Purchase Options or take Delivery of any number of Aircraft in a particular calendar year, and the restrictions in Clauses 2.1(b) only reflect the maximum number of Aggregate Aircraft that Purchaser and Other Purchaser may schedule for Delivery in a particular calendar year.

(d)
In the event that Purchaser and Other Purchaser, collectively, do not exercise Purchase Options by the Cut-Off Date in respect the maximum number of Aggregate Aircraft available for Delivery in the respective calendar year as set forth in the Delivery Schedule, the remaining Purchase Options not yet exercised by the Cut-Off Date shall lapse and not be available for Purchaser to exercise during a subsequent calendar year.

(e)
Following the Cut-Off Date, and in the event that Purchaser and Other Purchaser do not exercise the maximum number of Purchase Options with respect to the Aircraft available for the Delivery during such calendar year as set forth in the Delivery Schedule, Seller may at its sole determination notify Purchaser and Other Purchaser that it wishes for the Unexercised Aircraft to be subject to a sale and leaseback pursuant to the Portfolio C Agreement or the Other Portfolio C Agreement.  Following receipt by Purchaser of such notice, Purchaser shall consult with Other Purchaser and promptly and by no later than ten (10) Business Days following receipt of such a request from Seller notify Seller whether such request is acceptable, in which case the terms and conditions in respect of the Portfolio C Agreement or the Other Portfolio C Agreement, so notified by Purchaser or Other Purchaser shall apply in respect of such Unexercised Aircraft. For each Unexercised Aircraft delivered under the Portfolio C Agreement or the Other Portfolio C Agreement, Seller’s quota requirement to deliver an Aircraft thereunder shall be reduced prorata, by removing such Aircraft from the Delivery Schedule in reverse chronological order.

2.2	Purchase Option Procedure

(a)
In the event that Purchaser desires to exercise its Purchase Option with respect to an Aircraft (an “Option Aircraft”), Purchaser shall provide written notice to Seller that it desires to exercise a Purchase Option (a “Purchase Option Notice”).

(b)
The Purchase Option Notice must be delivered at least twelve (12) months (or such shorter period as agreed to by the parties) prior to the month (the “Cut-Off Date”) in which Purchaser desires to schedule an Option Aircraft for Delivery (the “Purchaser Delivery Month”).

(c)	The Purchase Option Notice shall contain the following information in respect of the Option Aircraft which Purchaser desires to purchase:

(i)	the Purchaser Delivery Month;

(ii)	the model of the Option Aircraft;

(iii)	the Specification for the Option Aircraft;

(iv)	the Operator and livery for the Option Aircraft (if such information is available);

(d)
Seller agrees that upon receipt of a Purchase Option Notice pursuant to which Purchaser has requested a Purchaser Specification Aircraft, then it shall promptly notify Airframe Manufacturer and use reasonable commercial efforts to procure:

(i)	a delivery slot from Airframe Manufacturer for the relevant Purchaser Specification Aircraft during the Purchaser Delivery Month;

(ii)	that Airframe Manufacturer agrees to the Purchaser Specification Aircraft being Delivered in the Specification requested by Purchaser pursuant to Clause 2.2(c)(iii); and

(iii)	that Airframe Manufacturer manufactures the Purchaser Specification Aircraft in compliance with the Specification.

(e)
Seller shall promptly notify Purchaser if Airframe Manufacturer is not agreeable to delivering the Option Aircraft in the Purchaser Specification. Following receipt of such notification from Seller, Purchaser shall have five (5) Business Days to notify Seller whether it wishes to proceed with the Purchase Option including any counterproposals for Airframe Manufacturer such as the Option Aircraft being delivered in the Seller’s Standard Specification or a new Purchaser Delivery Month. Seller shall consult with Purchaser and use reasonable commercial efforts to procure agreement from Airframe Manufacturer in respect of Purchaser’s counterproposal. Purchaser shall notify Seller at one time in respect of all such counterproposals to be submitted by Seller to Airframe Manufacturer.

(f)
Following consultation with Seller in respect of an Option Aircraft, if Purchaser does not wish to proceed with the Purchase Option, Seller shall be deemed to have reduced its quota requirement to deliver an Aircraft of that model for that calendar year pursuant to the Delivery Schedule.

(g)	Other than where Clause 2.2(d) applies, Seller agrees that upon receipt of a Purchase Option Notice it shall promptly notify Airframe Manufacturer and shall procure:

(i)	subject to Clause 2.2(h), a delivery slot from Airframe Manufacturer for the relevant Seller Specification Aircraft during the Purchaser Delivery Month;

(ii)	that Airframe Manufacturer agrees to the Seller Specification Aircraft being Delivered in Seller Specification; and

(iii)	that Airframe Manufacturer manufactures the Seller Specification Aircraft in compliance with the Seller Specification.

(h)
In the event that Seller is unable to deliver a Seller Specification Aircraft in the Purchaser Delivery Month solely due to lack of availability of a slot in respect of such Seller Specification Aircraft in the month specified in a Purchase Option Notice. Seller shall extend such Purchase Option to the next available slot for a Seller Specification Aircraft. Purchaser may either confirm such offer or reject it in writing within 15 Business Days of being notified by Seller of such slot. In the event that the Purchaser rejects the offer, the Purchase Option delivered by Purchaser shall be withdrawn and be considered never given. In the event that Purchaser confirms such offer, such confirmation shall be referred to as the “Purchaser Confirmation”.

(i)	Except as otherwise notified to Seller in accordance with Clause 2.2(c)(iii), each Option Aircraft shall be Delivered in the Seller Standard Specification.

2.3	Sale and Purchase of Aircraft

(a)	In the event that Purchaser exercises the Purchase Option in respect of an Aircraft:

(i)
Seller and Purchaser agree to follow the Pre-delivery Procedure for each Option Aircraft upon and subject to the terms and conditions of this Agreement and in consideration of the payment by Purchaser (or the relevant Purchaser Nominee) of the applicable Purchase Price for such Option Aircraft in accordance with the terms of the Relevant Documents, Seller agrees:

(A)
to procure that Airframe Manufacturer sells and delivers the Option Aircraft to Seller in the condition required by the applicable Specification (provided that for any Purchaser Specification Aircraft, Seller shall have used reasonable commercial efforts only in procuring compliance by Airframe Manufacturer) but otherwise in an “as is, where is” condition and executes both the Airframe Manufacturer Consent and Agreement and the Airbus Bill of Sale;

(B)	to sell the Option Aircraft to Purchaser (or the relevant Purchaser Nominee) in ‘as is, where is’ condition and free and clear of any Security Interests;

(C)
to transfer to Purchaser (or the relevant Purchaser Nominee) such title to the Option Aircraft as was transferred to it pursuant to the Airbus Bill of Sale and free and clear of any Security Interests; and

(D)	execute the Seller Bill of Sale,

in each case, on or prior to the Delivery Date.

(b)
With respect to each Option Aircraft, Purchaser shall have the right to nominate, by notice in writing to Seller to be given (i) not less than forty five (45) days prior to the Scheduled Delivery Date or (ii) in the event that Seller provides a Delivery Notice to Purchaser less than sixty (60) days prior to the Scheduled Delivery Date pursuant to the terms of Clause 6.1, within fifteen (15) days of receipt by Purchaser of such Delivery Notice (or such shorter period as Seller may agree), a Purchaser Nominee to enter into the applicable Relevant Documents, to pay the Purchase Price in accordance with the terms of the Relevant Documents, and to take title to and Delivery of the Option Aircraft.  Notwithstanding any such request, Purchaser shall comply with the requirements of Clause 13.2.

(c)
With respect to each Option Aircraft, subject to the terms and conditions of this Agreement, Delivery shall occur on the Scheduled Delivery Date for the relevant Option Aircraft or at such later date as the Purchaser and Seller may mutually agree provided that such later date shall not be a date occurring after the Final Delivery Date for such Option Aircraft.

2.4	Sale and Purchase of BFE

(a)
With respect to each Option Aircraft, Seller shall procure that AAB (i) purchases all of the BFE set forth in the applicable Agreed BFE List and in each Purchaser SCN Notice relating to such Option Aircraft, and (ii) furnishes such BFE to Airframe Manufacturer for installation on the Aircraft at Delivery.

(b)
On the relevant Delivery Date for an Aircraft, Seller shall procure that AAB shall execute and deliver the relevant BFE Bill of Sale and transfer full legal and beneficial title to the BFE to Airframe Manufacturer free and clear of any Security Interests.

2.5	Seller Undertakings

(a)	With respect to each Option Aircraft, Seller shall:

(i)
use reasonable commercial efforts to procure (a) Delivery of a Purchaser Specification Aircraft if so requested by Purchaser under Clause 2.2(c)(iii) (b) the Purchaser Delivery Month and (c) the livery requested by Purchaser;

(ii)
provided Airframe Manufacturer has consented to a Purchaser Specification Aircraft if requested by Purchaser, obtain the consent of Airframe Manufacturer to the assignment pursuant to the Purchase Agreement Assignment;

(iii)	subject to Clause 2.5(a)(ii), execute and deliver the Purchase Agreement Assignment;

(iv)
procure that such Option Aircraft is manufactured and Delivered in the applicable Specification (provided that for any Purchaser Specification Aircraft, Seller shall have used reasonable commercial efforts only in procuring compliance by Airframe Manufacturer); and

(v)
provided Airframe Manufacturer has consented to a Purchaser Specification Aircraft if requested by Purchaser, procure that on the Delivery Date Airframe Manufacturer transfers to Seller good, legal and valid title to the Option Aircraft pursuant to the Airbus Bill of Sale free and clear of any Security Interests and forever warrant and defend such title against all claims and demands whatsoever.

(b)
Seller shall not execute or deliver the Airbus Acceptance Certificate or any other acceptance certificate (howsoever described) to Airframe Manufacturer unless and until Purchaser (or the relevant Purchaser Nominee) has confirmed to Seller:

(i)	that it has observed and participated in the Pre-delivery Inspections; and

(ii)
that it (or the relevant Purchaser Nominee) is satisfied with the condition of the relevant Option Aircraft or with any non-compliance and the proposed arrangements for the rectification of any defects in such Aircraft in each case as provided for in the Pre-delivery Procedure.

2.6	Purchaser Undertaking

Subject to the terms and conditions of this Agreement, in respect of each Option Aircraft, Purchaser shall (or shall procure that the relevant Purchaser Nominee shall):  (i) execute and deliver the Seller Acceptance Certificate and (ii) pay the Purchase Price in accordance with the terms of the Relevant Documents immediately prior to Delivery.

3.	SPECIFICATION

3.1	Aircraft Specification

Each Aircraft will be Delivered ex-factory and in compliance with the applicable Specification except as amended pursuant to this Clause 3.

3.2	Specification Amendment

(a)
Purchaser agrees that no amendments may be requested to be made to (i) paragraphs 1, 3, 4, 5, 10, 11 and 12 of the Model Specification in respect of the A320 NEO Aircraft set out a Part A of Schedule 2 and (ii) paragraphs 1, 3, 4, 5, 11, 12 and 13 of the Model Specification in respect of the A321 NEO Aircraft set out a Part B of Schedule 2. In addition, once Purchaser exercises a Purchase Option. Seller cannot change the Model Specification unless the change is required by applicable law.

(b)
Subject to Clause 3.2(a), Purchaser may elect to amend the applicable Specification for an Option Aircraft at any time up to two (2) calendar months prior to Delivery by providing Seller with a written notice (a “Purchaser SCN Notice”) identifying such Option Aircraft and describing the particular change to the applicable Specification being requested.

(c)	Purchaser shall not provide Seller with more than five (5) Purchaser SCN Notices in respect of any Option Aircraft.

(d)	Upon receipt of any Purchaser SCN Notice, Seller shall:

(i)	promptly provide to Airframe Manufacturer details of the requested amendment to the Specification as set forth in the Purchaser SCN Notice;

(ii)
use reasonable commercial efforts to cause Airframe Manufacturer to prepare and issue a Specification Change Notice documenting Purchaser’s requested amendments to the Specification (the “Purchaser Specification Change”).

(e)
Upon receipt of a Specification Change Notice, Seller shall promptly provide such Specification Change Notice to Purchaser and consult with Purchaser in respect of such Specification Change Notice. Subject to Clause 3.2(c), Seller shall use reasonable commercial efforts to liaise with Airframe Manufacturer in respect of the Specification Change Notice.

(f)
Not later than sixty (60)  days prior to the last day of the Scheduled Delivery Month, Purchaser may deliver a Purchaser SCN Notice to Seller specifying the external livery for such Option Aircraft, and Seller shall use reasonable commercial efforts to cause Airframe Manufacturer to Deliver such Option Aircraft with the external livery so specified.  If Purchaser fails to delivery such a notice, the Aircraft shall be delivered in Seller’s livery.

(g)	Seller shall not enter into any Specification Change Notices with Airframe Manufacturer except at the direction of Purchaser.

3.3	Specification Failure at Delivery

(a)
Purchaser (or the relevant Purchaser Nominee) agrees to promptly notify Seller and Airframe Manufacturer if in Purchaser’s opinion, the Option Aircraft does not meet the Specification applicable to such Aircraft and, following due consultation between Seller, Manufacturer and Purchaser (provided that Seller shall, in the case of a Purchaser Specification Aircraft, use reasonable commercial efforts only to cause Manufacturer to consult) will not be capable of meeting that Specification without material modification (“Specification Failure”);

(b)
Following receipt of notice of a Specification Failure, Purchaser shall allow Seller and/or Airframe Manufacturer sufficient time to remedy such Specification Failure. Following such rectification, if Airframe Manufacturer and Seller are of the view, each acting reasonably, that the Specification Failure has been remedied and have provided evidence reasonably satisfactory to Purchaser in support of such view, Purchaser agrees to accept Delivery of the Option Aircraft.

3.4	Specification Non-Conformity

(a)
If Airframe Manufacturer notifies Seller that it does not intend to correct a non‑conformity because in the opinion of Airframe Manufacturer it is impracticable or prohibitively expensive to do so (“Specification Non-Conformity”), Seller shall notify Purchaser (or the relevant Purchaser Nominee) of the Specification Non-Conformity.

(b)
Following receipt of notice of a Specification Non-Conformity, Purchaser shall (i) accept Delivery of such Option Aircraft subject to the Specification Non-Conformity or (ii) allow Seller sufficient time to consult with Airframe Manufacturer to remedy such Specification Non-Conformity. Following such rectification, if Airframe Manufacturer and Seller are of the view each acting reasonably, that the Non-Conformities have been remedied and have provided evidence reasonably satisfactory to Purchaser in support of such view, Purchaser agrees to accept Delivery of the Option Aircraft.

4.	TERMINATION

4.1
The effectiveness of this Agreement is (other than this Clause 4.1) in all respects conditional upon the Initial Transfer occurring and each Party agrees that if the Initial Transfer does not occur by 5:00 pm on the Long Stop Date then this Agreement shall not come into effect.

4.2	Seller may, in its sole discretion, terminate its obligation to sell such Option Aircraft under this Agreement by giving written notice of such termination to Purchaser if:

(a)	Delivery does not occur on or before the Final Delivery Date as a result of any of the circumstances listed in Clause 7.3(c); or

(b)
Purchaser (or the relevant Purchaser Nominee) fails to perform or breaches any of its material obligations under this Agreement or any other Relevant Document to which it is a party and such failure or breach continues for a period finishing fifteen (15) Business Days after Purchaser’s receipt of written notice of such failure or breach.

4.3	Upon any such termination event under Clause 4.2, the Parties shall have no further liability hereunder in respect of that Option Aircraft, except that:

(a)
Purchaser (or the relevant Purchaser Nominee) shall pursuant to Clause 7.3, be liable for its breach or failure to perform any of its obligations under any of the Relevant Documents and the provisions of Clause 12.3 shall apply; and

(b)	Seller shall be deemed to have reduced its quota requirement to deliver an Aircraft of that model for that calendar year pursuant to the Delivery Schedule.

4.4
Subject to Clause 4.5, with respect to each Option Aircraft, Purchaser may, in its sole discretion, terminate its obligation to purchase such Option Aircraft under this Agreement by giving written notice of such termination to Seller if:

(a)	prior to Delivery, such Option Aircraft suffers a Total Loss; or

(b)
Seller fails to perform or breaches any material obligation in respect of such Option Aircraft under this Agreement or any other Relevant Document to which it is a party and such failure or breach continues for a period of fifteen (15) Business Days after Seller’s receipt of written notice of such failure or breach.

4.5
In the event of the circumstance set out in Clause 4.4(a), Purchaser shall give Seller written notice of termination with respect to such Option Aircraft (any such Aircraft, an “Affected Aircraft”) pursuant to which Seller shall grant Purchaser a new Purchase Option for an alternative aircraft (that is not one of the Aggregate Aircraft) to replace the Affected Aircraft (the “Replacement Aircraft”). Upon Seller granting a new Purchase Option in respect of a Replacement Aircraft, such Replacement Aircraft shall be treated as an “Aircraft” with respect to which the related Purchase Option has not yet been exercised for all purposes under this Agreement.  If Seller is unable to procure a Replacement Aircraft following a Total Loss, Seller shall continue to use reasonable commercial efforts to procure delivery of the Replacement Aircraft at the earliest available delivery slot up until the earlier of (i) termination of Seller’s obligations under this Agreement pursuant to Clause 4.8 and (ii) 31 December 2026.

4.6	Subject to Clause 4.4 and Clause 4.5, with respect to each Option Aircraft, Purchaser and Seller may mutually agree to terminate their obligations in respect of an Aircraft under this Agreement if:

(a)
Delivery does not occur on or before the Final Delivery Date of such Aircraft (other than as a result of any of the circumstances listed in Clause 7.3(c)) and the Airframe Manufacturer has agreed that due to the delay in Delivery that Seller is no longer required to purchase the Aircraft pursuant to the Airbus Purchase Agreement;

(b)
A Specification Failure and/or a Specification Non-Conformity is not rectified and Airframe Manufacturer has agreed that due to such defect that Seller is no longer required to purchase the Aircraft pursuant to the Airbus Purchase Agreement.

4.7
Upon any such termination event under Clause 4.6, the Parties shall have no further liability hereunder in respect of that Aircraft, except that Seller shall be deemed to have reduced its quota requirement to deliver an Aircraft of that model for that calendar year pursuant to the Delivery Schedule.

4.8
All obligations of Seller hereunder shall terminate (without notice or other action whatsoever) on the earlier of (i) the date the last Aircraft is Delivered under this Agreement and (ii) 31 December 2026, other than any obligations of Seller which are expressed to survive.

4.9
Notwithstanding any other provision herein, any failure by Seller to perform or any breach of any obligation under this Agreement or any other Relevant Document in respect of any Option Aircraft shall (i) not be construed as a failure or breach in respect of any other Option Aircraft and (ii) shall not entitle Purchaser to terminate this Agreement in respect of any other Option Aircraft.

4.10	Notwithstanding Clause 7.3 if:

(a)	Seller wishes to terminate a Purchase Option in respect of any Option Aircraft at any time (including in circumstances where such Purchase Option has been exercised), Seller may pay to Purchaser or;

(b)
if there is a willful breach by Seller of its material obligations in this Agreement in respect of any Option Aircraft (whether before or after the Purchase Option in respect thereof has been exercised) to sell any Option Aircraft as required herein, Seller shall pay to Purchaser, after Purchaser’s written demand, a termination fee of (x) if payment of such termination fee is made on or prior to the date that is 30 days after the Purchase Option Exercise Date, an amount set forth as the “Early Payment Termination Fee” in a document to be agreed between the parties, or (y) if payment of such termination fee is made after the date that is 30 days after the Purchase Option Exercise Date, an amount set forth as the “Delayed Payment Termination Fee” in a document to be agreed between the parties (the “Termination Fee”) in cash in full and final settlement of any claims or other remedies that Purchaser may have pursuant to this Agreement, the other Relevant Documents, the general Law or otherwise in respect of such Option Aircraft (and Purchaser expressly waives any other such remedies that it may have). Upon payment of the Termination Fee, Purchaser shall have no further rights or claims whatsoever against the Seller or Guarantor pursuant to this Agreement, the other Transaction Documents, the general Law or otherwise in respect of such Option Aircraft and Purchaser expressly acknowledges that the Termination Fee will be its sole and exclusive remedy.

4.11
Purchaser agrees that it will procure that neither any Purchaser Group Undertaking or any of its Affiliates will make a claim in respect of an Option Aircraft after payment of the Termination Fee in respect of such Option Aircraft. Purchaser will indemnify, and keep indemnified, and hold harmless Seller and Guarantor for themselves and as trustee and agent for each of their Affiliates from and against any and all liabilities, losses, costs, charges, damages, expenses, fines, penalties, interest, taxes, awards, claims, actions, proceedings, and any judgments, decrees, directions or orders of any court or tribunal whatsoever which are suffered or incurred arising out of or in connection with any Loss caused by any such claims made by any Purchaser Group Undertaking following payment of the Termination Fee in respect of such Option Aircraft.

5.	PAYMENTS

5.1	Purchase Price Adjustment

(a)
With respect to each Option Aircraft Delivered in a Specification other than the Seller Standard Specification, the Purchase Price shall be adjusted upwards or downwards by an amount equal to the difference between the actual cost of the Actual Specification of such Aircraft minus the cost of the Seller Standard Specification (the “Adjusted Purchase Price”). On or prior to Delivery, Seller shall provide evidence to Purchaser detailing the breakdown of the Adjusted Purchase Price and the cost for any requested changes to the Specification.

(b)
Purchaser agrees that if there is any delay in Delivery as a result of (i) an Operator failing to lease the Option Aircraft or (ii) Purchaser (or the Relevant Purchaser Nominee) or Purchaser’s representatives acting unreasonably during the Pre-Delivery Procedure, (x) Purchaser shall pay all costs and expenses incurred by Seller and/or AAB as a result of such delay (which costs and expenses are evidenced in writing); and (y) the Purchase Price shall be adjusted upwards in accordance with Clause 5.8(e).

5.2	Payment of Purchase Price

(a)	Purchaser agrees to pay the Purchase Price in respect of each Option Aircraft to Airframe Manufacturer on or before the Delivery Date.

(b)	Seller acknowledges and confirms for the benefit of Purchaser (or the relevant Purchaser Nominee) that, in respect of each Option Aircraft:

(i)
the payment by Purchaser (or the relevant Purchaser Nominee) of the Purchase Price shall satisfy and discharge Purchaser’s (or the relevant Purchaser Nominee’s) obligation to pay (or procure the payment of) the Purchase Price under this Agreement;

(ii)	at Delivery, Seller will pay Airframe Manufacturer an amount equal to the excess of the Owner Amount over the Purchase Price, if any (the “Seller Delivery Payment Amount”); and

(iii)	upon receipt of:

(A)	the Purchase Price from Purchaser (or the relevant Purchaser Nominee) by Airframe Manufacturer; and

(B)	the Seller Delivery Payment Amount, if any, from Seller by Airframe Manufacturer;

(X) Seller shall procure that Airframe Manufacturer transfer good, legal and valid title to the Option Aircraft to Seller free and clear of all Security Interests, in accordance with the Airbus Bill of Sale; and

(Y) Seller shall transfer good, legal and valid title to the Option Aircraft to Purchaser (or the relevant Purchaser Nominee) as was transferred to it pursuant to the Airbus Bill of Sale free and clear of all Security Interests, in accordance with the Seller Bill of Sale.

5.3	Purchase of Aircraft

Upon and subject to the terms and conditions of this Agreement, Purchaser hereby agrees with Seller that, on the relevant Delivery Date, it will (or it will cause the relevant Purchaser Nominee to), in respect of the relevant Option Aircraft:

(a)	pay the Purchase Price to Airframe Manufacturer; and

(b)	take title to and accept Delivery of the Option Aircraft from Seller.

5.4	Pre-delivery Payments

To the extent that Seller is required to pay Airframe Manufacturer any amounts in respect of an Option Aircraft prior to Delivery, including but not limited to any amounts relating to Purchaser Specification Changes Seller shall promptly pay such amount to Airframe Manufacturer.

5.5	Payments to Seller

All amounts payable to Seller under this Agreement will be made for value on the due date by crediting the same in Dollars and in immediately available funds to the account of Airframe Manufacturer specified in the Payment Direction Letter or to an account notified by Seller pursuant to Clause 14 from time to time.

5.6	Payments to Purchaser

Unless notified in writing by Seller, all amounts payable to Purchaser under this Agreement will be made for value on the due date by crediting the same in Dollars and in immediately available funds to an account notified by the Purchaser pursuant to Clause 14 from time to time. Payment to the Manufacturer shall satisfy Purchaser’s obligation to pay Seller hereunder.

5.7	Value Added Tax

The Purchase Price is exclusive of any VAT payable in any jurisdiction in which Delivery takes place.  Purchaser (or the relevant Purchaser Nominee) shall pay to Seller, Airframe Manufacturer or the relevant taxing authority, as the case may be, the amount of any VAT chargeable in respect of any supply for VAT purposes under this Agreement.  Purchaser (or the relevant Purchaser Nominee) shall pay all such VAT and indemnify Seller and Airframe Manufacturer (as applicable) against any claims for the same (and where appropriate, Purchaser (or the relevant Purchaser Nominee) shall increase the payments which would otherwise be required to be made hereunder so that Seller and/or Airframe Manufacturer (as applicable) is left in the same position as Seller and/or Airframe Manufacturer (as applicable) would have been in had no VAT been payable) and Purchaser shall provide evidence to Seller and Airframe Manufacturer (as applicable), if available, in respect of payment of any such VAT.

5.8	No Withholdings/Default Interest

Wherever in this Agreement provision is made for the payment by one Party to another, such payment shall be paid in full:

(a)	in cash (unless otherwise specified);

(b)	free from any restriction or condition;

(c)
be made gross, free of any right of counterclaim or set-off (unless expressly stated otherwise) and without deduction or withholding of any kind other than any deduction or withholding required by Law;

(d)
if a Party makes a deduction or withholding required by Law from a payment made under this Agreement, the sum due from that Party shall be increased to the extent necessary to ensure that, after the making of any deduction or withholding, the recipient receives a sum equal to the sum it would have received had no deduction or withholding been made; and

(e)
if a Party fails to pay a sum due from it under this Agreement on the due date of payment in accordance with the provisions of this Agreement, that Party shall pay interest on the overdue sum from the due date of payment until the date on which its obligation to pay the sum is discharged at the Default Rate (accrued daily and compounded monthly (whether before or after judgment)).

5.9	Currency Indemnity

(a)
Each Party acknowledges that the specification of Dollars in this Agreement is of the essence and that Dollars shall be the currency of account in any and all events.  Each Party waives any right it may have in any jurisdiction to pay an amount under this Agreement in a currency other than Dollars.

(b)
If either Party (a “receiving Party”) receives an amount in respect of the other Party’s liability (a “paying Party”) under this Agreement or if such liability is converted into a claim, proof, judgement or order in a currency other than Dollars:

(i)	the paying Party will indemnify the receiving Party as an independent obligation against any Loss arising out of or as a result of such conversion;

(ii)
if the amount received by the receiving Party, when converted into Dollars (at the market rate at which the receiving Party is able on the date of receipt (or on the next date thereafter on which under normal banking practice the receiving Party is able to convert the amount received into Dollars) to purchase Dollars in New York or at its option London with that other currency) is less than the amount owed in Dollars, the paying Party will, forthwith on demand, pay to the receiving Party an amount in Dollars equal to the deficit; and

(iii)	the paying Party will pay to the receiving Party on demand any exchange costs and Taxes payable in connection with the conversion.

6.	DELIVERY AND TITLE

6.1	Delivery Notice

Seller shall notify Purchaser of the Scheduled Delivery Date and the Delivery Location in a written notice which notice may be by email to the address set forth in Clause 15(a) (the “Delivery Notice”) as soon as possible but in any event no less than sixty (60) days prior to the Scheduled Delivery Date provided Airframe Manufacturer has made such information available to Seller or otherwise within thirty (30) days prior to the Scheduled Delivery Date.  Seller shall procure that the Scheduled Delivery Date shall be a Business Day that falls within the Scheduled Delivery Month.  Seller shall promptly notify Purchaser of any changes to the Scheduled Delivery Date.

6.2	Purchaser’s and Operator’s Participation in Delivery

Purchaser’s (or the relevant Purchaser Nominee’s) and Operator’s representative(s) named in the relevant Participation Letter shall have the right to participate in the Delivery of each Option Aircraft from Airframe Manufacturer in accordance with the Pre-delivery Procedure.

6.3	Title Transfer

(a)
With respect to each Aircraft, upon and subject to the terms and conditions of this Agreement, the sale and transfer of title to such Option Aircraft by (i) Airframe Manufacturer to Seller pursuant to the Airbus Bill of Sale and (ii) Seller to Purchaser (or the Relevant Purchaser Nominee), shall take place on the Delivery Date, by Seller delivering to Purchaser (or Purchaser Nominee) the duly completed and executed Seller Bill of Sale and Purchaser (or the relevant Purchaser Nominee) delivering the Seller Acceptance Certificate to Seller.

(b)
Purchaser agrees that delivery (or delivery by the relevant Purchaser Nominee) of the executed Seller Acceptance Certificate to Seller shall be conclusive proof (as between Seller and Purchaser or such Purchaser Nominee) that Purchaser (or the relevant Purchaser Nominee) has examined and investigated the Option Aircraft and that it is satisfactory to Purchaser (or the relevant Purchaser Nominee) in all respects.

(c)
Seller may use its reasonable commercial efforts to procure that Airframe Manufacturer tenders the Option Aircraft for Delivery to Purchaser (or Purchaser Nominee) at the Delivery Location on the Delivery Date pursuant to an assignment of rights to transfer title agreement in the Airframe Manufacturer’s customary form wherein the Airframe Manufacturer shall transfer title to the Option Aircraft to the Purchaser (or Purchaser Nominee) by delivering a duly completed and executed bill of Sale (substantially similar to the Airbus Bill of Sale) to the Purchaser (or Purchaser Nominee) immediately whereupon title to the Option Aircraft shall pass from the Airframe Manufacturer to Purchaser. Purchaser (or Purchaser Nominee) shall use all reasonable endeavours to cooperate with such arrangement.

6.4	Delivery Location

Delivery shall be effected while the Option Aircraft is located in the Delivery Location or such other jurisdiction as may be agreed by Seller and Purchaser.  Seller and Purchaser shall co-operate in ensuring that the Delivery Location shall be in a jurisdiction where no Taxes will be imposed upon Seller or Purchaser as a result of the sale of the Aircraft pursuant to this Agreement.

6.5	Risk, Delivery and Title

Risk of loss or destruction of an Option Aircraft or damage to that Option Aircraft shall pass to Purchaser (or the relevant Purchaser Nominee) upon Delivery.

7.	DISCLAIMERS

7.1
EACH AIRCRAFT, EACH ENGINE AND EACH PART WILL ON DELIVERY BE SOLD, “AS IS”, “WHERE IS”, AND WITHOUT ANY REPRESENTATION, GUARANTEE OR WARRANTY OF SELLER EXPRESS OR IMPLIED, OF ANY KIND, ARISING BY LAW OR OTHERWISE EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT.

7.2
WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, PURCHASER UNCONDITIONALLY ACKNOWLEDGES AND AGREES AND SHALL PROCURE THAT EACH PURCHASER NOMINEE ACKNOWLEDGES AND AGREES THAT, AS BETWEEN ITSELF AND SELLER, EACH AIRCRAFT WILL ON DELIVERY BE SOLD AND PURCHASED IN AN ‘AS IS, WHERE IS’ CONDITION AS AT THE APPLICABLE DELIVERY DATE AND NO TERM, CONDITION, WARRANTY, REPRESENTATION, OR COVENANT OF ANY KIND EXPRESS OR IMPLIED (WHETHER STATUTORY OR OTHERWISE) HAS BEEN ACCEPTED, MADE OR HAS BEEN GIVEN BY SELLER OR ANY OF ITS AFFILIATES OR ITS EMPLOYEES OR SERVANTS OR AGENTS IN RESPECT OF:

(a)
THE CAPACITY, AGE, AIRWORTHINESS, TITLE, VALUE, QUALITY, DURABILITY, CONDITION (WHETHER OF THE RELEVANT AIRCRAFT, ANY ENGINE, ANY SUBSTITUTE ENGINE, ANY PART THEREOF OR THE AIRCRAFT DOCUMENTS), DESIGN, DATE PROCESSING, WORKMANSHIP, MATERIALS, MANUFACTURE, CONSTRUCTION, OPERATION, STATE, MERCHANTABILITY, PERFORMANCE, COMPLIANCE WITH SPECIFICATIONS, FITNESS FOR ANY PARTICULAR USE OR PURPOSE OR SUITABILITY OF THE RELEVANT AIRCRAFT OR ANY PART THEREOF, AS TO THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE, KNOWN OR UNKNOWN, APPARENT OR CONCEALED, EXTERIOR OR INTERIOR; AS TO THE COMPLETENESS OR CONDITION OF ANY AIRCRAFT DOCUMENTS,

(b)	THE ABSENCE OF ANY INFRINGEMENT OF ANY PATENT, TRADEMARK, COPYRIGHT, DESIGN OR OTHER INTELLECTUAL PROPERTY RIGHTS;

(c)	ANY IMPLIED WARRANTY ARISING FROM COURSE OF PERFORMANCE, COURSE OF DEALING OR USAGE OF TRADE; OR

(d)
ANY OTHER CONDITION, REPRESENTATION OR WARRANTY (OR OBLIGATION OR LIABILITY, IN CONTRACT OR IN TORT) WHATSOEVER, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE WITH RESPECT TO THE RELEVANT AIRCRAFT, ALL OF WHICH ARE HEREBY EXPRESSLY, UNCONDITIONALLY AND IRREVOCABLY EXCLUDED AND EXTINGUISHED.

7.3	Deficiencies and Delay

(a)
Save in the circumstances described in Clause 7.3(b) below, and subject to Clause 7.3(c) below, each Party agrees that neither Purchaser nor Seller nor any of their respective divisions, Affiliates, the assignees of each, suppliers, subcontractors, or their respective directors, officers, employees or agents shall be liable for any loss of any kind caused directly or indirectly by, or associated with, each of the Aircraft or any part thereof, any inadequacy of each of the Aircraft for any purpose or any deficiency or defect therein, the use or performance of the Aircraft, any maintenance, repairs, replacement or modification to each of the Aircraft, any interruption or loss of service or use of each of the Aircraft or any loss of business or consequential damage or any damage whatsoever, howsoever.

(b)	Subject to Clause 7.3(c) below, if Delivery takes place after the relevant Scheduled Delivery Date or not at all as a result of:

(i)
any breach by Seller of any provision of this Agreement or any other Relevant Document (other than to the extent such breach was caused by any Manufacturer (which breach in itself was not caused by AAB or Seller) and as evidenced by Seller to Purchaser in writing provided there are no confidentiality restrictions);

(ii)
the failure by Seller to deliver any condition precedent within its reasonable control pursuant to Clause 10.1 on or before the Final Delivery Date (unless the same is waived or deferred by Purchaser acting reasonably (or the relevant Purchaser Nominee)), then Purchaser shall be entitled to make a claim in respect of such breach and/or failure pursuant to the provisions of this Agreement, provided always that any claim for damages shall be limited to a claim for all fees, costs and expenses and direct loss of Net Profits foreseeable as at the date hereof and provided further that:

(A) in no circumstances shall Seller be held liable to the extent that such event or circumstance has arisen as a result of any breach by Purchaser (or any Purchaser Nominee) of its obligations with respect to such Aircraft under this Agreement or any other Relevant Document to which it is a party, or Purchaser's failure to deliver any condition precedent with respect to such Aircraft within its control pursuant to Clause 10.3 on the Delivery Date (unless the same is waived or deferred by Seller);

(B) in no circumstances will Seller be liable to Purchaser or Purchaser Nominee for (i) any indirect or consequential losses, (ii) any loss of profits (whether direct or indirect) (except to the extent specified above), (iii) any loss of revenue (whether direct or indirect) (except to the extent specified above), and/or (iv) any loss of business or contracts (whether direct or indirect) (except to the extent specified above); and

(C) nothing in this Clause 7.3 excludes or limits the liability of any Party for a claim in fraud, for death or personal injury arising from negligence or for any other liability to the extent that it cannot be limited or excluded as a matter of law.

(c)	Subject to Clause 7.3(a), if Delivery takes place after the Scheduled Delivery Date or not at all directly as a result of:

(i)	any breach by Purchaser (or any relevant Purchaser Nominee) of any provision of this Agreement or any Relevant Document;

(ii)	any breach by Operator of any Relevant Document or any failure by Operator to take delivery of the Aircraft on the Delivery Date;

(iii)
the failure by Purchaser (or the relevant Purchaser Nominee) to deliver any condition precedent within its reasonable control pursuant to Clause 10.3 or failure by Operator to deliver any Relevant Document on or before the Final Delivery Date (unless the same is waived or deferred by Seller), then Seller shall be entitled to claim any and all direct Losses (excluding consequential Losses) foreseeable at the time of entering into this Agreement incurred or suffered by Seller as a result of Delivery taking place after the Scheduled Delivery Date or non-delivery of the Aircraft, provided that in each case such event or circumstance has not arisen as a direct result of any breach by Seller of its obligations with respect to such Aircraft under this Agreement or any other Relevant Document to which it is a party, or Seller’s failure to deliver any condition precedent with respect to such Aircraft within its control pursuant to Clause 10.1 on the Delivery Date (unless the same is waived or deferred by Purchaser (or the relevant Purchaser Nominee)).

8.	ILLEGALITY AND FORCE MAJEURE

8.1	Illegality

(a)	Notwithstanding any other provision in this Agreement to the contrary, if it becomes unlawful in any relevant jurisdiction on or prior to the Delivery Date for either:

(i)	Purchaser to purchase, take delivery of or acquire title to, an Aircraft from Seller pursuant to this Agreement and/or the relevant Seller Bill of Sale; and/or

(ii)	Seller to purchase, take delivery of or acquire title to, an Aircraft from Airframe Manufacturer pursuant to a Purchase Agreement Assignment and/or the relevant Airbus Bill of Sale; and/or

(iii)	Airframe Manufacturer to sell and transfer title to an Aircraft to Seller; and/or

(iv)	Seller to perform any of its obligations under this Agreement and/or the Airbus Purchase Agreement and/or the relevant Purchase Agreement Assignment; and/or

(v)	Purchaser (or the relevant Purchaser Nominee) to perform any of its obligations under this Agreement and/or any Relevant Document, as applicable,

then either Party may, by notice in writing to the other and without any juridical or other formality being necessary, declare Purchaser’s obligation to purchase that Aircraft and pay (or procure the payment of) the Purchase Price for that Aircraft and Seller’s obligation to procure that Airframe Manufacturer sell that Aircraft to Seller shall be terminated, whereupon such obligations shall be so terminated.  In such circumstances, Seller and Purchaser agree (A) that Seller (and Seller shall use reasonable commercial efforts to procure the agreement of Airframe Manufacturer) shall be under no obligation to take title to that Aircraft from Airframe Manufacturer under the Airbus Purchase Agreement, the relevant Purchase Agreement Assignment or otherwise (B) that Purchaser shall be under no obligation to take title to that Aircraft from Seller under this Agreement, (C) if Delivery of an Aircraft does not occur as a result of an event set forth in Clause 8.1(ii), (iii) or (iv) then Purchaser shall have the right to request a Replacement Aircraft in accordance with Clause 8.1(b) provided no such illegality event is continuing and applicable to such Replacement Aircraft and (iv) if Delivery of an Aircraft does not occur as result of an event set forth in Clause 8.1(i) or (v) then Seller shall be deemed to have reduced its quota requirement to deliver an Aircraft of that model for that calendar year pursuant to the Delivery Schedule.

(b)
With respect to each Aircraft, if prior to Delivery, any of the circumstances listed in Clause 8.1(a)(C) occurs Purchaser shall have the option to request in writing for Seller to replace such Affected Aircraft (the “Replacement Notice”). Seller hereby agrees that, provided a Replacement Notice is received within five (5) Business Days (or such shorter period agreed between Seller and Purchaser) following such termination of the Affected Aircraft, upon receipt of the Replacement Notice it shall use reasonable commercial efforts to replace the Affected Aircraft with the next substitute alternative aircraft made available by the Airframe Manufacturer that meets the Specification. Seller will use reasonable commercial efforts to procure that the Delivery of the Replacement Aircraft occurs within sixty (60) days of receipt of any such request from Purchaser; provided that if the Airframe Manufacturer does not make an Replacement Aircraft available within sixty (60) days Seller shall continue to use reasonable commercial efforts to procure delivery of the Replacement Aircraft at the earliest available delivery slot up until the earlier of (i) termination of Seller’s obligations under this Agreement pursuant to Clause 4.8 and (ii) 31 December 2026.

8.2	Force Majeure

If as a consequence of any act of God, war, riot, civil disturbance, strike, flood or other natural disaster or other reasons beyond the control of Seller (not being a Total Loss of an Aircraft or of an Engine of that Aircraft), Seller is unable to (i) procure that Airframe Manufacturer sell an Aircraft to Seller in accordance with the terms of the Airbus Purchase Agreement and the relevant Purchase Agreement Assignment and/or (ii) sell an Aircraft to Purchaser in accordance with the terms of this Agreement prior to the applicable Final Delivery Date, Seller shall notify Purchaser in writing of the applicable circumstances and Seller and Purchaser shall discuss in good faith for a period of up to fourteen (14) days to determine whether a mutually acceptable alternative delivery date can be agreed.  If no agreement can be reached by the later of (x) the end of such fourteen (14) day period and (y) the relevant Final Delivery Date, either party to this Agreement may, by notice in writing to the other and without any judicial or other formality being necessary, declare Purchaser’s obligation to purchase the relevant Aircraft and pay (or procure the payment of) the Purchase Price for that Aircraft and Seller’s obligation to procure that Airframe Manufacturer sell an Aircraft to Seller (or the relevant Purchaser Nominee) shall be terminated, whereupon such obligations shall be so terminated.  In such circumstances, Seller and Purchaser agree (and Seller shall procure the agreement of Airframe Manufacturer) that Purchaser shall be under no obligation to take title to the relevant Aircraft from Seller under this Agreement or otherwise and that Purchaser shall have the right to request a Replacement Aircraft in accordance with Clause 8.1(b) provided no such force majeure event is continuing and is applicable to such Replacement Aircraft.

8.3	Mitigation

If any circumstances arise which would result in (i) any illegality of the nature referred to in Clause 8.1 (Illegality) or (ii) any of Seller or Purchaser having an increased obligation in respect of Taxes under this Agreement, each party to this Agreement shall upon becoming aware of such circumstances notify the other and in good faith consult with the other party to this Agreement with a view to mitigating such circumstances provided that no party to this Agreement shall be under any obligation to take any action if to do so would or would be likely to involve it in any unlawful activity or would involve it in incurring any Losses or additional Taxes or would reasonably be likely to adversely affect its rights and interests under this Agreement and/or any of the Relevant Documents.

9.	REPRESENTATIONS AND WARRANTIES; COVENANTS

9.1	Representations and Warranties of Seller

The Seller hereby represents and warrants to the Purchaser (and each relevant Purchaser Nominee) as follows:

(a)	it is a company validly incorporated, in existence and duly registered under the Laws of its jurisdiction and has power to conduct its business as conducted on the date of the Agreement;

(b)
it has the right, power and authority, and has taken all action necessary, to execute, deliver and exercise its rights and perform its obligations under this Agreement and each Relevant Document to which it is or will be a party;

(c)
its obligations under this Agreement and any other Relevant Document to which it is party are, or when the Relevant Document is executed will constitute, binding obligations in accordance with their respective terms;

(d)
none of the Seller, each Affiliate of the Seller which may, due to its materiality to the Seller, give rise to a similar event for Seller (a “Relevant Seller Affiliate”) is insolvent under the Laws of its jurisdiction of its incorporation, unable to pay its debts as they fall due or has proposed or is liable to any arrangement (whether by court process or otherwise) under which its creditors (or any group of them) would receive less than the amounts due to them.  There are no proceedings in relation to any compromise or arrangement with creditors or any winding up or insolvency proceedings concerning any or all of the Seller or its Relevant Seller Affiliates and no events have occurred which would justify such proceedings.  No steps have been taken to enforce any security over any Asset (or any part of any thereof) and, so far as Seller is aware, no event has occurred to give the right to enforce such security;

(e)
with the exception of the Existing Financing required to be discharged by the Seller pursuant to the Share Purchase Agreement, the execution and delivery by the Seller of this Agreement and the Relevant Document (or any of them) to which it is or is to be a party, and the performance by each thereof its respective obligations thereunder will not:

(i)	result in a breach of any provision of its memorandum or articles of association, operating agreement, or by-laws or equivalent constitutional documents;

(ii)	result in a breach of, or constitute a default under, any agreement or instrument to which it is a party, or by which it is bound and which is material in the context of this Agreement;

(iii)	result in a breach of any order, judgment or decree of any Governmental Authority to which it is a party or by which it is bound or submits;

(iv)
require it to obtain any consent or approval of, or give any notice to or make any registration with, any Governmental Authority which has not been obtained or made at the date hereof both on an unconditional basis and on a basis which cannot be revoked (save pursuant to any legal or regulatory entitlement to revoke the same, other than by reason of any misrepresentation or misstatement); or

(v)	require it to obtain any consent or approval of any of its shareholders, members, trustees or any other person.

(f)
there are no (i) outstanding judgments, orders, injunctions or decrees of any judicial, governmental or regulatory body or arbitral tribunal against or affecting it, (ii) lawsuits, actions or proceedings commenced, pending or, so far as it is aware, threatened in writing against or affecting it; or (iii) investigations by any Governmental Authority which have been commenced or are pending or threatened against it, in each case which (A) will, or is (in the opinion of the Purchaser, acting reasonably) likely to, prevent or delay the fulfilment of any of the Purchaser Conditions Precedent or (B) will have or could reasonably be expected to have a material adverse effect on its ability to perform its obligations under any Relevant Document or any other documents to which it is, or is to become, a party in connection with this Agreement;

(g)	the Airbus Purchase Agreement is in full force and effect and true, correct and complete copies of the Airframe Manufacturer Warranties have been delivered to Purchaser;

(h)	the CFM General Terms Agreement is in full force and effect and true, correct and complete copies of the Engine Manufacturer Warranties have been delivered to Purchaser;

(i)
upon Delivery of the Aircraft to Purchaser (or the relevant Purchaser Nominee) pursuant to this Agreement and the Seller Bill of Sale, Purchaser (or the relevant Purchaser Nominee) will acquire such title to the Aircraft as will be conveyed to Seller (or the relevant Purchaser Nominee) under the Airbus Bill of Sale;

(j)
as at the date hereof, to the best of Seller’s knowledge, no Taxes are payable in (i) Malaysia or at the principal place of business of Seller in connection with execution of this Agreement and (ii) the Delivery Locations of the Airframe Manufacturer at Blagnac France, Hamburg Germany or Tianjin Airport Economic Area of China (Tianjin) Pilot Free Trade Zone), in connection with the execution and delivery of this Agreement or any other Relevant Document or the transfer of title to an Aircraft as contemplated hereunder;

(k)
as at the date hereof, neither the Model Specification nor the Engine thrust and the operating weights and capacities for each Aircraft as set out in Parts A and B of Schedule 2 hereto are subject to any change, adjustment or limitation pursuant to any agreement or arrangement between AAB or Seller and Airframe Manufacturer or Engine Manufacturer except as contemplated by the footnotes and brackets in Parts A and B of Schedule 2;

(l)	with respect to each Aircraft, the Engine thrust and the operating weights and capacities for such Aircraft are owned and transferable to any future purchaser and/or operator of such Aircraft;

(m)	each Aircraft will be Delivered ex-factory, in an air-worthy condition and with a valid certificate of airworthiness; and

(n)
each of the representations and warranties set forth in this Clause 9.1 shall be construed separately, and none of such representations or warranties shall limit or govern the extent, application or construction of any other of the representations or warranties.

9.2	Representations and Warranties of Guarantor

Guarantor hereby represents and warrants to Purchaser (and each relevant Purchaser Nominee) as follows:

(a)	it is a company duly incorporated and validly existing under the Laws of the jurisdiction of its incorporation;

(b)	it has and will have the right, power and authority, and has and will have taken all action necessary, to execute, deliver and exercise its rights and perform its obligations under this Agreement;

(c)	its obligations under this Agreement will constitute, binding obligations in accordance with their respective terms;

(d)
it is not insolvent under the Laws of the jurisdiction of its incorporation, unable to pay its debts as they fall due or has proposed or is liable to any arrangement (whether court process or otherwise) under which its creditors (or any group of them) would receive less than the amounts due to them.  There are no proceedings in relation to any compromise or arrangement with creditors or any winding up, or insolvency proceedings concerning the Guarantor and no events have occurred which would justify such proceedings;

(e)	it has the power to own its assets and carry on its business as it is being conducted;

(f)	the execution and delivery of, and the performance by the Guarantor of its obligations under, this Agreement will not:

(i)	result in a breach of any provision of the constitutional documents of the Guarantor;

(ii)
result in a material breach of, or give any third party a right to terminate or modify, or result in the creation of any Security Interest under, any agreement, licence or other instrument or result in a breach of any order, judgment or decree of any Governmental Authority to which the Guarantor is a party or by which the Guarantor or any of its assets is bound;

(iii)
require the Guarantor to obtain any consent or approval of, or give any notice to or make any registration with, any Governmental Authority which has not been obtained or made at the date hereof both on an unconditional basis and on a basis which cannot be revoked (save pursuant to any legal or regulatory entitlement to revoke the same other than by reason of any material misrepresentation or misstatement); or

(iv)
require the Guarantor to obtain any consent or approval of any of its shareholders or any other person except as set out in the Share Purchase Agreement on the other Transaction Documents (as defined in the Share Purchase Agreement);

(g)
except as set out in the Share Purchase Agreement or the other Transaction Documents (as defined in the Share Purchase Agreement), all authorisations from, and notices or filings with, any Governmental Authority that are necessary to enable the Guarantor to execute, deliver and perform its obligations under this Agreement have been obtained or made (as the case may be) and are in full force and effect and all conditions of each such authorisation have been complied with.

9.3	Representations and Warranties of Purchaser

The Purchaser hereby represents and warrants to Seller as follows:

(a)	it is a company duly incorporated and validly existing under the Laws of the jurisdiction of its incorporation;

(b)
it has and will have the right, power and authority, and has and will have taken all action necessary, to execute, deliver and exercise its rights and perform its obligations under this Agreement and each Relevant Document to which it is or will be a party;

(c)
its obligations under this Agreement or any other Relevant Document to which it is party are, or when the Relevant Document is executed will constitute, binding obligations in accordance with their respective terms;

(d)
neither it, nor any of its Affiliates which may due to its materiality to the Purchaser give rise to a similar event for the Purchaser (a “Relevant Purchaser Affiliate”), is insolvent under the Laws of the jurisdiction of its incorporation, unable to pay its debts as they fall due or has proposed or is liable to any arrangement (whether court process or otherwise) under which its creditors (or any group of them) would receive less than the amounts due to them.  There are no proceedings in relation to any compromise or arrangement with creditors or any winding up, or insolvency proceedings concerning the Purchaser or its Relevant Purchaser Affiliates and no events have occurred which would justify such proceedings.  No steps have been taken to enforce any security over any assets of the Purchaser or its Relevant Purchaser Affiliates, and no event has occurred to give the right to enforce such security;

(e)	it has the power to own its assets and carry on its business as it is being conducted;

(f)	the execution and delivery of, and the performance by the Purchaser of its obligations under, this Agreement and any Relevant Document (to which it is a party) will not:

(i)	result in a breach of any provision of its constitutional documents;

(ii)
result in a breach of, or give any third party a right to terminate or modify, or result in the creation of any Security Interest under, any agreement, licence or other instrument or result in a breach of any order, judgment or decree of any Governmental Authority to which the Purchaser is a party or by which the Purchaser or any of its assets is bound;

(iii)
require the Purchaser to obtain any consent or approval of, or give any notice to or make any registration with, any Governmental Authority which has not been obtained or made at the date hereof both on an unconditional basis and on a basis which cannot be revoked (save pursuant to any legal or regulatory entitlement to revoke the same other than by reason of any misrepresentation or misstatement); or

(iv)	require the Purchaser to obtain any consent or approval of any of its shareholders or any other person;

(g)
all authorisations from, and notices or filings with, any Governmental Authority that are necessary to enable the Purchaser to execute, deliver and perform its obligations under this Agreement and each other document related to this Agreement to which it is or will be a party have been obtained or made (as the case may be) and are in full force and effect and all conditions of each such authorisation have been complied with;

(h)
there are no (i) outstanding judgments, orders, injunctions or decrees of any judicial, governmental or regulatory body or arbitral tribunal against or affecting it, (ii) lawsuits, actions or proceedings commenced, pending or, so far as it is aware, threatened in writing against or affecting it; or (iii) investigations by any Governmental Authority which have been commenced or are pending or threatened against it, in each case which (A) will, or is (in the opinion of the Purchaser, acting reasonably) likely to, prevent or delay the fulfilment of any of the Seller Conditions Precedent or (B) will have or could reasonably be expected to have a material adverse effect on its ability to perform its obligations under any Relevant Document or any other documents to which it is, or is to become, a party in connection with this Agreement;

(i)
Each of the representation and warranties set forth in this Clause 9.3 shall be construed separately and none of such representation or warranties shall limit or govern the extent, application or construction of any other of the representation or warranties.

9.4	Repetition of Representations and Warranties

Each representation set out in Clause 9.1 (Representations and Warranties of Seller) (other than in Clause 9.1(j) and ((k))), Clause 9.2 (Representations and Warranties of Guarantor) and Clause 9.3 (Representations and Warranties of Purchaser) shall be deemed to be repeated at Delivery of an Aircraft by reference to the facts and circumstances existing on such date.

9.5	Seller Covenants

Seller hereby undertakes to Purchaser that from the date of this Agreement until the date the last Aircraft is delivered under this Agreement:

(a)	it will, in respect of each Aircraft:

(i)	perform all of its obligations with respect to that Aircraft to be performed by it under or pursuant to the Airbus Purchase Agreement on or before the Delivery Date;

(ii)	perform all of its obligations with respect to the Engines of that Aircraft to be performed by it under or pursuant to the CFM General Terms Agreement on or before the Delivery Date;

(iii)
subject to the agreement of Airframe Manufacturer, procure permission for representatives of Purchaser (or the relevant Purchaser Nominee) and the relevant Operator to be present at the Delivery Location during the Pre-delivery Inspections.  Such participation of Purchaser (or the relevant Purchaser Nominee) is subject to any requirements of and/or restrictions imposed by Airframe Manufacturer and the Participation Letter;

(iv)
use reasonable commercial efforts to ensure that Seller and Airframe Manufacturer follow the Pre-delivery Procedure provided that the Pre-delivery Procedure does not result in any delay to the Delivery which would result in Seller incurring any additional amounts from Airframe Manufacturer; and

(v)	inform Purchaser promptly upon Seller becoming aware of a Total Loss or the occurrence of any Material Damage;

(b)	with respect to each Aircraft it shall use reasonable commercial efforts to procure that the Scheduled Delivery Date is a date that falls within the Purchaser Delivery Month;

(c)
duly perform all of its obligations under the Airbus Purchase Agreement, each Purchase Agreement Assignment and the CFM General Terms Agreement, and take all actions necessary to keep the Airbus Purchase Agreement (including the applicable Specification), each Purchase Agreement Assignment and the CFM General Terms Agreement in full force and effect;

(d)
promptly upon acquiring actual knowledge of the same, notify the Purchaser of any material default (whether by the Seller, or either Manufacturer) under or cancellation, termination or rescission or purported cancellation, termination or rescission of the Airbus Purchase Agreement (including the applicable Specification), each Purchase Agreement Assignment and the CFM General Terms Agreement, which would have an adverse effect on the Aircraft or on Purchaser’s or Seller’s ability to perform its obligations under this Agreement specifying in reasonable detail the nature of such default, cancellation, rescission or termination provided there is no breach of any confidentiality restrictions when disclosing such information;

(e)
not, without the Purchaser’s prior written consent, in any way modify, cancel, supplement, terminate or amend or consent to the modification, cancellation, termination or amendment of the Airbus Purchase Agreement (including the applicable Specification in respect of an Option Aircraft), each Purchase Agreement Assignment and the CFM General Terms Agreement in respect of the Aircraft which would have an adverse effect on the Aircraft or on Purchaser’s or Seller’s ability to perform its obligations under this Agreement;

(f)
not enter into or consent to any change order in relation to the Aircraft, without the written consent of Purchaser which would have a materially adverse effect on the Aircraft other than any compulsory change orders from Airframe Manufacturer;

(g)
to the extent that the applicable Aircraft is a Purchaser Specification Aircraft, it shall use reasonable commercial efforts to cause Airframe Manufacturer to deliver the Option Aircraft in the Purchaser BFE List and the Purchaser SCN List in respect of such Option Aircraft;

(h)
to the extent that the applicable Aircraft is a Seller Standard Specification Aircraft, it shall cause Airframe Manufacturer to deliver the Option Aircraft in the Seller BFE List and the Seller SCN List in respect of such Option Aircraft;

(i)
promptly following receipt from Airframe Manufacturer, provide Purchaser with copies of any and all updates from Airframe Manufacturer regarding the Scheduled Delivery Dates for each Aircraft.  Without limiting the foregoing, Seller shall confirm to Purchaser (i) the scheduled month for Delivery of an Aircraft as soon as the same is confirmed by Airframe Manufacturer (the “Scheduled Delivery Month”), and in any event no later than ninety (90) days prior to the relevant Scheduled Delivery Date provided Airframe Manufacturer has made such information available to Seller or otherwise within thirty (30) days prior to the Scheduled Delivery Date, and (ii) the Scheduled Delivery Date for an Aircraft as soon as it is notified to Seller by Airframe Manufacturer, but in no event later than thirty (30) days prior to the relevant Delivery Date.  In the event that Seller is subsequently advised of a change to any scheduled delivery month or any date described above, Seller shall promptly inform Purchaser of such change; and

(j)
disclose to Purchaser the Airframe Manufacturer Warranties and the Engine Manufacturer Warranties related to an Aircraft and/or the related Engines.  In addition, Seller shall use reasonable commercial efforts to require Airframe Manufacturer and/or Engine Manufacturer to enter into an agreement with Seller and Purchaser (or Purchaser Nominee) wherein Airframe Manufacturer and Engine Manufacturer shall agree to provide to Purchaser or Purchaser Nominee (at no cost to Seller) or the relevant Operator: (i) the benefit of the Airframe Manufacturer Warranties and the Engine Manufacturer Warranties related to an Aircraft and the relevant Engines, (ii) the benefit of any airframe and/or engine enhancements or improvements introduced by Airframe Manufacturer and/or Engine Manufacturer subsequent to the Delivery of such Aircraft and (iv)  the benefit of the relevant Manufacturer Commitment Letter, provided that the obligations of Seller in respect of the foregoing subclauses (ii) and (iii) shall in each case be subject to any confidentiality agreements that exist between Airframe Manufacturer (and, if applicable, Engine Manufacturer) and Seller (evidenced in writing to Purchaser).

9.6	Purchaser Covenants

(a)
Purchaser hereby undertakes to Seller that prior to the delivery of each Aircraft from Airframe Manufacturer to the relevant Seller, Purchaser hereby agrees that it will ensure that (i) it and its representatives and (ii) the Operator, will not interact directly with Airframe Manufacturer without first obtaining the prior agreement of the Seller. Purchaser hereby further agrees that, subject to the Participation Letter or as may otherwise be provided in any other Relevant Document, any interaction or communication regarding the Aircraft must be conducted directly between Purchaser’s representative and Seller’s representative(s).

(b)	Purchaser undertakes to use reasonable commercial efforts to enroll each Operator of an Option Aircraft on Seller or AAB’s power by the hour agreement with Engine Manufacturer.

10.	CONDITIONS PRECEDENT

10.1	Purchaser Conditions Precedent

The obligations of Purchaser (or the relevant Purchaser Nominee) under this Agreement in respect of an Aircraft (including, without limitation, the obligation to purchase such Aircraft and the obligation to pay (or procure the payment of) the Purchase Price for such Aircraft) are subject to the following conditions precedent being fulfilled to the satisfaction of, or waived by, Purchaser (or the relevant Purchaser Nominee):

(a)	copies of the Relevant Documents and each Transaction Document duly executed by the parties thereto other than Purchaser or Purchaser Nominee (as applicable) in respect of such Aircraft;

(b)	a corporate certificate of Seller signed by an authorised officer of Seller to which is attached complete and up to date copies of:

(i)	the constitutional documents of Seller; and

(ii)
the resolutions of the board of directors of Seller approving the transactions contemplated by the Relevant Documents and authorising one or more persons to sign those of the Relevant Documents to which Seller is a party and the affixation of the common seal of Seller on any of the Relevant Documents and/or the documents contemplated thereunder in accordance with the memorandum and articles of association of Seller;

(c)
a customary legal opinion from counsel in Malaysia in form and substance reasonably satisfactory to Purchaser covering the enforceability against Seller of this Agreement and any other Relevant Document to which it is a party in respect of such Aircraft;

(d)	a process agent letter from Seller’s process agent as designated in Clause 17.2(e) of this Agreement confirming acceptance of its appointment;

(e)
Purchaser being satisfied that (i) Delivery of such Aircraft will not give rise to any Taxes for which it is or may be responsible unless it agrees to be responsible for the same and (ii) the Airbus Bill of Sale shall be governed by the laws of England and shall be executed by the Airframe Manufacturer and not by any Affiliate of the Airframe Manufacturer (unless otherwise agreed between Seller and Purchaser);

(f)	such Aircraft being at the Delivery Location at the Effective Time on the Delivery Date;

(g)
Purchaser being satisfied that Airframe Manufacturer has consented or will promptly consent following Delivery to the registrations of the sale of the applicable Airframe and Engines at the International Registry;

(h)
the representations and warranties on the part of Seller contained in Clause 9.1 (Representations and Warranties of Seller) (other than Clause 9.1(j) and (k)) being true and accurate on and as of Delivery with reference to the facts and circumstances existing as of Delivery;

(i)
subject to Clause 8.3 (Mitigation), on the Delivery Date no event or circumstance of the nature described in Clause 8.1 (Illegality) or Clause 8.2 (Force Majeure) shall have occurred and be continuing;

(j)
Purchaser having completed its observation and participation of the Pre-delivery Inspections being satisfied that such Option Aircraft is (i) new ex-factory and (ii) conforms to the applicable Specification except as set forth in a Manufacturers Commitment Letter for the Aircraft and with the proposed arrangements for rectification of any defects with respect to such Option Aircraft;

(k)	on the Delivery Date no Total Loss or Material Damage shall have occurred with respect to such Aircraft; and

(l)
Purchaser shall be satisfied that Seller will transfer to Purchaser (or Purchaser Nominee as applicable) good and marketable title to the Aircraft which Seller received from the Airframe Manufacturer pursuant to the Airbus Bill of Sale free and clear of all Security Interests upon payment by Purchaser (or the relevant Purchaser Nominee) of the Purchase Price.

10.2
Purchaser Conditions Precedent have been inserted for the benefit of Purchaser and may, in respect of any Aircraft, be waived in writing, in whole or in part and with or without conditions, by Purchasers without prejudicing the right of Purchaser to receive fulfilment of such conditions, in whole or in part, at any later time.

10.3	Seller Conditions Precedent

The obligations of Seller under this Agreement in respect of an Aircraft are subject to the following conditions precedent being fulfilled to the satisfaction of, or waived by, Seller:

(a)	Seller being satisfied that Airframe Manufacturer has received the Purchase Price;

(b)	copies of the Relevant Documents and each Transaction Document duly executed by the parties thereto other than Seller in respect of such Aircraft;

(c)	a corporate certificate of Purchaser and/or Purchaser Nominee (as applicable) signed by an authorised officer to which is attached complete and up to date copies of:

(i)	the constitutional documents of Purchaser and/or Purchaser Nominee (as applicable); and

(ii)
the resolutions of the board of directors of Purchaser and/or Purchaser Nominee (as applicable) approving the transactions contemplated by the Relevant Documents and authorising one or more persons to sign those of the Relevant Documents to which Purchaser and/or Purchaser Nominee (as applicable) is a party;

(d)
a customary legal opinion from counsel in the jurisdiction of incorporation of Purchaser and if applicable, the relevant Purchaser Nominee in form and substance reasonably satisfactory to Seller covering the enforceability against Purchaser and if applicable, the relevant Purchaser Nominee of this Agreement and any other Relevant Document to which it is a party in respect of such Aircraft;

(e)	a process agent letter from Purchaser and the relevant Purchaser Nominee’s process agent as designated in Clause 17.2(d) of this Agreement confirming acceptance of its appointment.

(f)	Seller being satisfied that Delivery of such Aircraft will not give rise to any Taxes for which it is or may be responsible;

(g)	such Aircraft being at the Delivery Location at the Effective Time on the Delivery Date;

(h)
the representations and warranties on the part of Purchaser contained in Clause 9.3 (Representations and Warranties of Purchaser) being true and accurate on and as of Delivery with reference to the facts and circumstances existing as of Delivery;

(i)	on the Delivery Date no Total Loss or Material Damage shall have occurred with respect to such Aircraft; and

(j)
Seller being satisfied (i) that such Aircraft conforms to the description set forth in the Specification and (ii) with the proposed arrangements for rectification of any defects with respect to such Aircraft pursuant to the Pre-delivery Procedure and the Manufacturer Commitment Letter;

(k)
subject to Clause 8.3 (Mitigation), on the Delivery Date no event or circumstance of the nature described in Clause 8.1 (Illegality) or Clause 8.2 (Force Majeure) shall have occurred and be continuing; and

(l)	the Aircraft being at the Delivery Location at the Effective Time on the Delivery Date.

10.4
Seller Conditions Precedent have been inserted for the benefit of Seller and may, in respect of any Aircraft, be waived in writing, in whole or in part and with or without conditions, by Seller without prejudicing the right of Seller to receive fulfilment of such conditions, in whole or in part, at any later time.

10.5	Each Party shall use reasonable commercial efforts to satisfy any conditions precedent that are within its control on or prior to the Scheduled Delivery Date of each Aircraft.

11.	AAB GUARANTEE

11.1	Guarantee and Indemnity

Guarantor unconditionally and irrevocably:

(a)	guarantees to the Purchaser, the due and punctual performance of all of Seller’s obligations under (i) this Agreement and (ii) the Seller Bill of Sale;

(b)
undertakes to the Purchaser that whenever Seller does not pay any amount when due under or in connection with this Agreement, Guarantor shall immediately on demand pay that amount (together with interest on such sum accrued both before and after the date of demand until the date of payment and in the currency in which that amount is denominated) as if it was the principal obligor (and not a surety);

(c)
as a separate and additional liability, indemnifies the Purchaser immediately on demand against all Loss, actions, proceedings and judgments of any nature, incurred by, brought, made or recovered against the Purchaser arising from any default or delay in the due and punctual performance of Seller’s obligations under this Agreement; and

(d)
agrees with the Purchaser that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify the Purchaser immediately on demand against all costs, losses, liabilities and expenses suffered or incurred by the Purchaser as a result of Seller not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable to the Purchaser under or in relation to this Agreement on the date when it would have been due to be paid.

The Purchaser may make any number of demands on Guarantor.

11.2	Extent of Guarantee and Indemnity

(a)
The liability of Guarantor under this Clause 11 (AAB Guarantee) is not affected by anything which, but for this Clause 11 (AAB Guarantee), might operate to release or exonerate Guarantor in whole or in part from their obligations including any of the following, whether with or without the consent of Guarantor:

(i)	the grant to Seller, Guarantor or any other person of any time, waiver or other indulgence, or the discharge or release of Seller, Guarantor or any other person from any liability or obligation;

(ii)	any transaction or arrangement that may take place between the Purchaser, Seller, Guarantor or any other person;

(iii)	the Purchaser exercising or refraining from exercising its rights under any security or any other rights, powers or remedies against Seller, Guarantor or any other person;

(iv)
the amendment, replacement, extinguishment, unenforceability, failure, loss, release, discharge, abandonment or transfer either in whole or in part and either with or without consideration, of any security now or in the future held by the Purchaser from Seller, Guarantor or any other person or by the taking of or failure to take any security;

(v)	the failure or omission or any delay by the Purchaser or Seller to give notice to Guarantor of any default by Seller or any other person under this agreement; and

(vi)	any legal limitation, disability, incapacity or other circumstances related to Seller, Guarantor or any other person.

(b)
Until all amounts which may be or become payable by Seller under or in connection with this Agreement have been irrevocably paid in full, Guarantor will not exercise any rights which it may have by reason of performance by it of its obligations under this Agreement or by reason of any amount being payable, or liability arising, under this Clause 11 (AAB Guarantee):

(i)	to be indemnified by Seller;

(ii)
to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Purchaser under this Agreement or of any other guarantee or security taken pursuant to, or in connection with, this Agreement by the Purchaser;

(iii)
to bring legal or other proceedings for an order requiring Seller to make any payment, or perform any obligation, in respect of which Guarantor has given a guarantee, undertaking or indemnity under this Clause 11 (AAB Guarantee);

(iv)	to exercise any right of set-off against Seller; and/or

(v)	to claim or prove as a creditor of Seller in competition with the Purchaser.

(c)
If Guarantor shall receive any benefit, payment or distribution in relation to any such right it shall hold that benefit, payment or distribution (or so much of it as may be necessary to enable all amounts which may be or become payable to the Purchaser by Seller under or in connection with this Agreement to be paid in full) on trust for the Purchaser and shall promptly pay or transfer the same to the Purchaser.

11.3	Principal and Independent Obligation

This Clause 11 (AAB Guarantee) is a principal obligation and is not to be treated as ancillary or collateral to any other right or obligation and extends to cover this agreement as amended, varied, supplemented, renewed or replaced.

11.4	Continuing Guarantee and Indemnity

(a)
This Clause 11 (AAB Guarantee) is a continuing obligation of Guarantor, despite Delivery of any Aircraft, and remains in full force and effect for so long as Seller has any liability or obligation to the Purchaser under any of this Agreement and until all of those liabilities or obligations have been fully discharged, regardless of any intermediate payment or discharge in whole or in part.

(b)
Without prejudice to the generality of Clause 11.6 (Waiver of Defences), Guarantor expressly confirms that it intends that this guarantee shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to  this Agreement.

(c)	This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by the Purchaser.

(d)
If any discharge, release or arrangement (whether in respect of the obligations of Seller or any security for those obligations or otherwise) is made by the Purchaser in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of Guarantor under this Clause 11 (AAB Guarantee) will continue or be reinstated as if the discharge, release or arrangement had not occurred.

11.5	Guarantor Liability

(a)	Guarantor’s aggregate liability in respect of any claim hereunder shall not exceed Seller’s liability in respect of that claim.

(b)
Guarantor has no right to set off, deduct or withhold any moneys which it may be or become liable to pay under this Clause 11 (AAB Guarantee), against any moneys that the Purchaser or any of its Affiliates may be, or may become, liable to pay to Seller or any of its Affiliates whether under this Agreement or otherwise.

11.6	Waiver of Defences

(a)
The obligations of Guarantor under this Clause 11 (AAB Guarantee) will not be affected by an act, omission, matter or thing which, but for this Clause 11 (AAB Guarantee), would reduce, release or prejudice any of its obligations under this Clause 11 (AAB Guarantee) (without limitation and whether or not known to it or the Purchaser) including:

(i)	the release of Seller or any other person under the terms of any composition or arrangement with any creditor;

(ii)
the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, Seller or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(iii)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of Seller or any other person;

(iv)	any amendment, novation, supplement, extension restatement (however fundamental and whether or not more onerous) or replacement of this Agreement;

(v)	any unenforceability, illegality or invalidity of any obligation of any person under this Agreement; or

(vi)	any insolvency or similar proceedings.

11.7	Corporate Existence

(a)
Subject to Clause 11.7(b), Guarantor covenants that so long as it has any outstanding obligations under or in relation to this Clause 11 (AAB Guarantee), it will maintain its corporate existence, will not dissolve, sell or in any other manner dispose of all or substantially all of its assets and will not consolidate with or merge into another corporation or permit one or more other corporations to consolidate with or merge into it without Purchaser’s consent; provided that Guarantor may, without violating the covenants contained in this Clause 11 (AAB Guarantee) consolidate with or merge into another corporation or permit one or more other corporations to consolidate with or merge into it, or sell or otherwise transfer to another corporation all or substantially all of its assets as an entity and thereafter dissolve, if the surviving, resulting or transferee corporation, as the case may be: (i) assumes all of the obligations of Guarantor hereunder; (ii) is not, after such transaction, otherwise in default of any provisions of this Clause 11 (AAB Guarantee); and (iii) and shall agree to be bound by the provisions of this Clause 11 (AAB Guarantee);

(b)
Clause 11.7(a) will not prohibit Guarantor from taking any step in contemplation of, in connection with and/or to further the proposed restructuring of its Affiliates and subsidiaries in the manner publicly disclosed and/or disclosed to the Purchaser or any of its representatives.

11.8	Change of Guarantor

Upon AirAsia Group Berhad (“AAG”) acquiring 100% of the shares of AAB, Seller will procure that AAG will accede to this Agreement as the “Guarantor” by delivering to the Purchaser an Accession Deed duly executed by the Seller, AAB and AAG and upon such delivery (i) all references in this Agreement to “Guarantor” will be deemed to be references to AAG and (ii) AAB will be automatically released from its obligations as Guarantor pursuant to this Agreement.

12.	TAXES

12.1	Tax Indemnity

Purchaser shall indemnify and hold harmless Seller from any and all Taxes and expenses assessed against Seller or the Aircraft or any Relevant Document by any Government Entity resulting from or arising in connection with the sale of the Aircraft or the transactions contemplated by the Relevant Documents, other than:

(a)	any Taxes imposed on the overall income, profits or gains of Seller in the jurisdiction of its incorporation;

(b)
any Taxes imposed as a result of failure by Seller to comply with its express obligations under this Agreement or non-performance by Seller in relation to any applicable laws governing the obligations of Seller hereunder; or

(c)	any Taxes arising as a result of the gross negligence or willful misconduct of Seller.

12.2	Documentary Taxes and Registration Fees

Subject to Clause 12.4, Purchaser shall bear:  (a) all stamp or other documentary Taxes resulting from or arising in connection with any of the Relevant Documents; and (b) all registration duties or fees in connection with the Relevant Documents and/or transfer of title to the Aircraft from Seller to Purchaser and shall indemnify Seller within 3 Business Days of demand  against any cost, loss or liability that Seller incurs in relation to those Taxes (the “Purchaser Payment Obligation and Indemnity”). However, to the extent such Taxes result from Seller failing to comply with its procuring obligations in Clause 12.4(a) below or in circumstances where Purchaser has undertaken Successful Enforcement Action (as defined below), the Purchaser Payment Obligation and Indemnity shall not apply, and, instead, Seller shall indemnify Purchaser within 3 Business Days of demand against any cost, loss or liability that Purchaser incurs in relation to such Taxes (the “Seller Indemnity”).

12.3	Taxation of Indemnity Payments

If and to the extent that any sum constituting (directly or indirectly) an indemnity to any person pursuant to this Agreement is treated as taxable in the hands of such person or is subject to any deduction or withholding on account of Tax, the indemnifying party shall pay to such person such sum as will, after the tax liability has been fully satisfied, indemnify such person to the same extent as it would have been indemnified in the absence of such liability, deduction or withholding.

12.4	Originals in Malaysia or China

(a)
Seller shall procure that none of its Representatives shall execute or enter into any original, counterpart or other executed version of this Agreement including for the purposes of this Clause 12.4, any Seller Bill of Sale (collectively, an “Original”) in Malaysia or China (each, a “Restricted Jurisdiction”). Seller shall also procure that such persons (the “Affected Persons”) do not subsequently bring an Original into a Restricted Jurisdiction other than in Permitted Circumstances. For these purposes, a Permitted Circumstance shall arise (subject to clause 12.4(b) below) if (i) an Affected Person is required to bring an Original into Malaysia pursuant to any law or legal requirement, (ii) the Original is otherwise required by the Malaysian Tax Authority or any other Governmental Authority and such authority has refused to accept a copy of the Original, or (iii) it is necessary to produce the Original as evidence in any court proceedings (including, without limitation, any arbitration or expert proceedings) between any of the parties to this Agreement or the Relevant Documents.

(b)
Seller shall notify Purchaser as soon as reasonably practicable if Seller concludes, acting reasonably, that an Affected Person will soon be required to bring an Original into a Restricted Jurisdiction in a Permitted Circumstance and agrees to use its reasonable endeavours and to co-operate with Purchaser to find an acceptable alternative to that course of action (if any) which does not materially prejudice Seller. Seller also agrees to use its reasonable endeavours to secure in a Permitted Circumstance that a copy or certified copy is accepted as adequate evidence in place of the Original. If an Affected Person brings an Original into a Restricted Jurisdiction in accordance with part (iii) of Clause 12.4(a), such course of action shall only constitute a Permitted Circumstance if Final Judgement is delivered in favour of an Affected Person. If this is not ultimately the case, Seller shall be required to discharge the Seller Indemnity in respect of any stamp, registration or similar Taxes that result from this course of action. Seller shall also be required to discharge the Seller Indemnity in respect of any related stamp, registration or similar Taxes if Purchaser brings an Original into a Restricted Jurisdiction in the circumstances indicated in part (iii) of Clause 12.4(a) and Final Judgment is delivered in favour of Purchaser (a “Successful Enforcement Action”). Prior to such circumstances arising, Purchaser agrees to use its reasonable endeavours and to co-operate with Seller to find an acceptable alternative to bringing the Original into a Restricted Jurisdiction which does not materially prejudice Purchaser. Purchaser also agrees to use its reasonable endeavours to secure in such circumstances that a copy or certified copy is accepted as adequate evidence in place of the Original.

(c)	For the purposes of Clause 12.4(b) above, “Final Judgment” shall be deemed to have delivered in relation to proceedings on the latest of:

(i)	the date on which a judgment is delivered from which no appeal can be made;

(ii)	the expiry of any time limit for making any appeal without an appeal being made; or

(iii)	the refusal of an application for leave to appeal from a judgment.

13.	EXPENSES, REGISTRATIONS AND FILINGS

13.1	Legal fees

Subject to Clauses 13.2 and 13.3, each party to this Agreement shall bear its own costs and expenses (including legal expenses) incurred in the negotiation of this Agreement and the completion of the transaction contemplated hereby.

13.2	Registration and Filings

Purchaser shall be responsible at its own expense for obtaining and maintaining any governmental and other licences, approvals, consents, certificates, exemptions, registrations and filings necessary for the ownership, leasing, registration, maintenance, use or operation of the Aircraft after Delivery.

13.3	Expenses in the Event of a Breach

With respect to each Aircraft, notwithstanding Clause 13.1, if Delivery does not occur as a result of a breach by either Party (but in the case of Seller only to the extent that such breach was not caused by any Manufacturer (which breach in itself was not caused by AAB or Seller) as evidenced by Seller to Purchaser in writing provided there are no confidentiality restrictions) of its obligations hereunder, the breaching Party shall, upon written request, pay the reasonable and properly incurred costs and expenses of the other Party (without prejudice to the other Party’s other rights at Law in respect of such breach or non-performance) subject to such Party providing documentary evidence of such costs and expenses.

13.4	Mitigation

Without prejudice to Clause 13.3, each Party shall act in good faith to mitigate any such costs and expenses.

14.	ASSIGNMENTS

14.1
Unless the Purchaser and the Seller specifically agree in writing, neither Party shall assign, transfer, charge or otherwise deal with all or any of its rights under this Agreement nor grant, declare, create or dispose of any right or interest in it.  Any purported assignment in contravention of this Clause 14.1 shall be void.

14.2
Notwithstanding Clause 14.1 above, Purchaser may nominate a Purchaser Nominee and Purchaser may grant to any finance party a security assignment of any of the rights of Purchaser under this Agreement provided that in either case (i) Purchaser shall remain fully and primarily liable for the performance of all of its obligations under this Agreement, (ii) Purchaser shall be responsible for procuring the performance of all of the obligations of each Purchaser Nominee under this Agreement, (iii) for all purposes of this Agreement, Seller shall be entitled to deal exclusively with, and rely upon notices and/or other communications from Purchaser (for itself or on behalf of Purchaser Nominee) to the exclusion of Purchaser Nominee, and (iv) none of the liabilities or obligations of Seller under this Agreement or any of the other Relevant Documents shall be increased as a result of such nomination and none of Seller’s rights or benefits under this Agreement or any of the other Relevant Documents shall be reduced, diminished or extinguished as a result thereof.

15.	NOTICES

(a)	Any notice or other communication in connection with this Agreement shall be in writing in English (a “Notice”) and shall be sufficiently given or served if delivered or sent:

In the case of the Seller and the Guarantor to:

RedQ
Jaland Pekeliling 5
Kuala Lumpur International Airport (KLIA2)
64000 KLIA
Selangor Darul Ehsan
Malaysia
Fax:  +60 (0) 321784583
Email: maa_legal@airasia.com; maa_corpfinance@airasia.com
Attention:  Group Head of Legal

In case of the Purchaser to:

Fly Aladdin Holdings Limited
West Pier Business Campus
Dun Laoghaire
Co. Dublin
A96 N6T7
Ireland
Fax: +353 1 231 1901
Email: legal@bbam.com
Attention: General Counsel

With copies to:

Fly Leasing Limited
West Pier Business Campus
Dun Laoghaire
Co. Dublin
A96 N6T7
Ireland
Fax: +353 1 231 1901
Email: legal@bbam.com
Attention: General Counsel

BBAM US LP
50 California Street
14th Floor
San Francisco
California 94111
United States of America
Fax: +1 415 618 3337
Email: legal@bbam.com
Attention: General Counsel

or (in either case) to such other address or fax number as the relevant Party may have notified to the other in accordance with this Clause.

(b)
Any Notice may be delivered by hand or, sent by email or fax or prepaid registered post or registered airmail in the case of international service.  Without prejudice to the foregoing, any Notice shall conclusively be deemed to have been received:

(i)	on the next Business Day in the place to which it is sent, if sent by fax, provided confirmation is received by the recipient that the fax was successfully sent;

(ii)
in the case of email notices, the notice will only be deemed duly delivered when a “read receipt” system message is returned by email to the sender or the recipient replies to or otherwise acknowledges its receipt in writing;

(iii)	five (5) Business Days from the time of posting, if sent by post (including the date of postage);

(iv)	five (5) Business Days from the time of posting, if sent by airmail (including the date of postage); or

(v)	at the time of delivery, if delivered by hand.

16.	MISCELLANEOUS

16.1	Amendments in Writing

Except as otherwise specified herein, no amendment or variation of this Agreement shall be effective unless in writing and signed by or on behalf of each of the Parties.

16.2	Counterparts

This Agreement may be entered into in any number of counterparts, all of which taken together shall constitute one and the same instrument.  Any Party may enter into this Agreement by executing any such counterpart.  Delivery of a counterpart of this Agreement by e-mail attachment or fax shall be an effective mode of delivery.

16.3	Invalidity of any Provision

If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable under the Laws of any jurisdiction, that shall not affect:

(a)	the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement; or

(b)	the legality, validity or enforceability under the Laws of any other jurisdiction of that or another provision of this Agreement.

16.4	Further Assurances

(a)
At any time after the date of this Agreement, each Party shall, and shall use reasonable commercial efforts to procure that any necessary third party shall, execute such documents and do such acts and things as the other Party may reasonably require for the purpose of giving to the other Party the full benefit of all the provisions of this Agreement.

(b)
Each of the Parties shall, from the date on which any Aircraft is Delivered, execute (or procure the execution of) such further documents as may be required by Law or be necessary to implement and give effect to the Relevant Documents referable to such Aircraft and/or the actions contemplated in relation to such Aircraft.

(c)
Purchaser shall procure that each Purchaser Nominee comply with all obligations under the Relevant Documents which are expressed to apply to such Purchaser Nominee and take such actions required to be taken by such Purchaser Nominee pursuant to the Relevant Documents.

16.5	Cape Town Convention

Purchaser agrees that neither it nor any Purchaser Nominee or any financier of any of the foregoing will file an interest at the International Registry in relation to any Aircraft until the actual Delivery Date for such Aircraft.

16.6	Rights Cumulative

The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies (whether provided by Law or otherwise).

16.7	Waivers

(a)
Waiver of any breach of this Agreement or of any right, power, authority, discretion or remedy arising upon a breach of or default under this Agreement, must be in writing and signed by the Party granting the waiver and shall not be considered as a waiver of any subsequent breach of the same or any other provision hereof.

(b)
No failure on the part of a Party to exercise, and no delay on its part in exercising, any right or remedy under this Agreement, shall operate as a waiver thereof or of any other right, power or privilege, nor will any single or partial exercise of any right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy.

16.8	No Brokers

Seller and Purchaser each hereby represents and warrants to the other that it has not paid, agreed to pay or caused to be paid to any person, directly or indirectly, any commission, contingent fee, brokerage or other similar payment of any kind in connection with the establishment or operation of this Agreement (other than fees payable by each party to its legal advisers).

16.9	Indemnity

Each of Seller and Purchaser agrees to indemnify the other against all claims, suits, damages, costs and expenses (including, but not limited to reasonable attorneys’ fees) asserted by any agent, broker or other third party for any commission or compensation of any nature whatsoever based upon this Agreement or the Relevant Documents or the Aircraft, if such claim, suit, damage, cost or expense arises out of any breach by the indemnifying party, its officers, employees or agents of Clause 16.8 (No Brokers).

16.10	Waiver of Sovereign Immunity

Each of the Parties irrevocably and unconditionally:

(a)
agrees that if any other party brings legal proceedings against it or its assets in relation to this Agreement no immunity from such legal proceedings (which will be deemed to include without limitation, suit, attachment prior to judgement, other attachment, the obtaining of judgement, execution or other enforcement) will be claimed by or on behalf of itself or with respect to its assets;

(b)	waives any such right of immunity which it or its assets now has or may in the future acquire; and

(c)
consents generally in respect of any such proceedings to the giving of any relief or the issue of any process in connection with such proceedings including, without limitation, the making, enforcement or execution against any property whatsoever (irrespective of its use or intended use) of any order or judgement which may be made or given in such proceedings.

16.11	Third Party Rights

Except for each Purchaser Nominee, a person who is not a party to this Agreement has no rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement.

16.12	Language

If this Agreement is translated into any language other than English, the English language text shall prevail.

16.13	Confidentiality

This Agreement, the terms hereof and thereof and all non-public information obtained by either party about the other are confidential and are between Seller and Purchaser only.  Seller and Purchaser shall not, and shall procure that their respective officers, employees and agents shall not, disclose this Agreement, the terms hereof or such non‑public information to any third party other than (a) to any Operator provided that no commercial terms provided for or contemplated under this Agreement may be disclosed to any Operator (b) any Purchaser Nominee; (c) to such party’s auditors or legal advisors; (d) in connection with Purchaser’s potential sale, financing, refinancing of or related to the Aircraft and/or transfer or assignment of this Agreement or any right or interest therein; (e) as required for enforcement by either party of its rights and remedies with respect to this Agreement; or (f) as required by applicable Law without the prior written consent of the other party.  If any disclosure will result in this Agreement becoming publicly available, Seller and Purchaser will cooperate with one another to obtain confidential treatment or limit the scope of disclosure as to the commercial terms and other material provisions of this Agreement.

16.14	Communications with Airframe Manufacturer

(a)	Seller agrees to provide Purchaser with information in respect of any correspondence between Airframe Manufacturer and Seller in respect of the Option Aircraft.

(b)
Purchaser acknowledges that Seller is only required to use reasonable commercial efforts in any of Seller’s dealings with the Manufacturers at the request and/or direction of Purchaser and otherwise pursuant to the terms of this Agreement.

16.15	Effective Date

The Parties hereby confirm and agree that their respective rights and obligations under this Agreement shall, as amongst themselves, be treated for all purposes of this Agreement as having entered into effect on 28 February 2018 and this Agreement shall be construed accordingly.

17.	GOVERNING LAW AND JURISDICTION

17.1	Governing Law

This Agreement and any non-contractual obligations arising out of or in connection with this Agreement shall be governed by, and construed in accordance with, English law.

17.2	Jurisdiction and Dispute Resolution

(a)	The courts of England have exclusive jurisdiction to settle any dispute arising from or connected with this Agreement (a “Dispute”) including:

(i)	a dispute regarding the existence, validity or termination of this Agreement or the consequences of its nullity; and

(ii)
any non-contractual obligations arising out of or in connection with this Agreement.  For such purposes each Party irrevocably submits to the jurisdiction of the English courts, waives any objections to the jurisdiction of those courts and irrevocably agrees that a judgment or order of the English courts in connection with this Agreement is conclusive and binding on it and may be enforced against it in the courts of any other jurisdiction.

(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle any Dispute and, accordingly, that they will not argue to the contrary.

(c)
The Parties agree that the documents which start any proceedings relating to a Dispute (“Proceedings”) and any other documents required to be served in relation to those Proceedings may be served on the Purchaser in accordance with Clause 14.1.  These documents may, however, be served in any other manner allowed by Law.

(d)
The Purchaser shall at all times maintain and ensure that each Purchaser Nominee shall maintain an agent for service of process and any other documents in proceedings in England or any other proceedings in connection with the Relevant Documents.  The Purchaser confirms for itself and for each Purchaser Nominee that such agent shall be BBAM UK Limited, Venture House, Arlington Square, Downshire Way, Bracknell, G 1WA, England and any claim form, judgment or other notice of legal process shall be sufficiently served on any Purchaser Nominee if delivered to such agent at its address for the time being.  The Purchaser irrevocably undertakes to ensure that it and each Purchaser Nominee shall not revoke the authority of this agent and if, for any reason, the Seller reasonably requests the Purchaser to do so, it shall procure that each Purchaser Nominee shall promptly appoint another such agent with an address in England and advise the Seller.  If, following such a request, Purchaser or Purchaser Nominee fails (as the case may be) to appoint another agent, the Seller shall be entitled to appoint one on behalf of such Purchaser Nominee, as relevant, at the Purchaser’s expense.

(e)
The Seller shall at all times maintain and ensure that the Seller shall maintain an agent for service of process and any other documents in proceedings in England or any other proceedings in connection with the Relevant Documents.  The Seller confirms that such agent shall be A.G. Registrars Limited, Corporate Services Department (currently of Milton Gate, 60 Chiswell Street, London EC1Y 4AG, England) and any claim form, judgment or other notice of legal process shall be sufficiently served on the Seller if delivered to such agent at its address for the time being.  The Seller irrevocably undertakes not to revoke the authority of this agent and if, for any reason, the Purchaser reasonably requests the Seller to do so, it shall promptly appoint another such agent with an address in England and advise the Purchaser.  If, following such a request, the Seller fails (as the case may be) to appoint another agent, the Purchaser shall be entitled to appoint one on behalf of the Seller at the Seller’s expense.

AS WITNESS the hands of the duly authorised representatives of the parties hereto on the day and year first before written.

EXECUTION PAGE
AIRCRAFT PURCHASE OPTION AGREEMENT

Seller

Signed for and on behalf of ASIA AVIATION CAPITAL LIMITED (Company No. LL11196) in the presence of: /s/ Faezar Hanum	/s/ Mahesh Kumar Jaya Kumar
Witness	Signatory

Name: Faezar Hanum	Name: Mahesh Kumar Jaya Kumar

NRIC No: [***]	Designation: Authorised Signatory

Identity Card No: [***]
Purchaser

Signed for and on behalf of FLY ALADDIN HOLDINGS LIMITED (Company No 621582) in the presence of: /s/ Tara McGrane
/s/ Declan Cotter
Witness	Signatory

Name: Tara McGrane	Name: Declan Cotter

NRIC No: [***]	Designation: Director

Identity Card No: [***]

Guarantor

Signed for and on behalf of AIRASIA BERHAD (Company No. 284669-W) in the presence of:
/s/ Faezar Hanum	/s/ Riad Asmat
Witness	Signatory

Name: Faezar Hanum	Name: Riad Asmat

NRIC No: [***]	Designation: Authorised Signatory

Identity Card No: [***]